UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 3)

Filed by the Registrant
Filed by a Party other than the Registrant
Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12

Wellsford Real Properties, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

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WELLSFORD REAL PROPERTIES, INC.
535 Madison Avenue, 26th Floor
New York, NY 10022
(212) 838-3400

October [_], 2005

Dear Stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders which will be held on November [_], 2005, at 9:30 a.m., local time, at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 31st floor, New York, New York 10104.

Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. Also included is a Proxy Card and postage paid return envelope.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy Card in the enclosed envelope as promptly as possible.

Sincerely,

Jeffrey H. Lynford
Chairman of the Board, Chief Executive Officer and President

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WELLSFORD REAL PROPERTIES, INC.
535 Madison Avenue, 26th Floor
New York, NY 10022
(212) 838-3400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held November [_], 2005

The 2005 Annual Meeting of Stockholders of Wellsford Real Properties, Inc., a Maryland Corporation (the “Company”), will be held at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 31st floor, New York, NY 10104 on November [_], 2005 at 9:30 a.m., local time, for the following purposes:

1.	To consider and vote upon the plan of liquidation and dissolution of the Company.

2.	To elect three directors to terms expiring at the 2008 annual meeting of stockholders and upon the election and qualification of their successors.

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

4.	To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

These items are fully described in the Proxy Statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the annual meeting.

The Board of Directors has fixed the close of business on October [_], 2005 as the record date for determining the stockholders entitled to receive notice of and to vote at the meeting.

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

James J. Burns
Secretary

October [_], 2005
New York, New York

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WELLSFORD REAL PROPERTIES, INC.
535 Madison Avenue, 26th Floor
New York, NY 10022

PROXY STATEMENT

November [_], 2005
2005 Annual Meeting of Stockholders

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Wellsford Real Properties, Inc., a Maryland corporation (which we refer to as “Wellsford,” the “Company,” “we,” “our,” or “us”), of proxies from the holders of the Company’s issued and outstanding shares of common stock, par value $.02 per share (the “Regular Common Shares”), and Class A-1 common stock, par value $.02 per share (the “A-1 Common Shares” and, together with the Regular Common Shares, the “Common Shares”), to be exercised at the 2005 Annual Meeting of Stockholders to be held on November [_], 2005, at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 31st floor, New York, NY 10104, at 9:30 a.m., local time, and at any adjournment(s) or postponement(s) of such meeting (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

This Proxy Statement and enclosed Proxy Card are being mailed to the stockholders on or about October  , 2005.

Among the matters to be considered at the Annual Meeting are:

•	A proposal to adopt a plan of liquidation (the “Plan”), which would authorize the Board to liquidate all of the Company’s assets and, after making the necessary and appropriate reserves against liabilities, make distributions of the proceeds of the liquidation to the Company’s stockholders and dissolve the Company;

•	The election of three directors; and

•	The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

The Summary of Proposed Plan of Liquidation which follows provides a summary of the material terms of the Plan and the transactions contemplated in connection with the Plan. The Proxy Statement contains a more detailed description and background of each of the proposals, and we encourage you to read the entire Proxy Statement and each of the documents that we have attached as appendices.

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Summary of Proposed Plan of Liquidation

The following is a summary of the steps to be undertaken in connection with, and the material terms of, the proposed Plan, which is attached as Appendix A to this Proxy Statement, and the other transactions contemplated in connection with the Plan. We encourage you to read carefully the entire Proxy Statement and Appendix A for a more detailed description of the terms of the proposed Plan.

•	General. Under the Plan, we intend to effectuate the orderly sale of each of the Company’s remaining assets, which may take place in connection with the dissolution of substantially all Company joint ventures, partnerships and limited liability companies, the collection of all outstanding loans and receivables, an orderly disposition or completion of construction of our development projects, the discharge of all outstanding liabilities to third parties, and, after the provision of appropriate reserves, the distribution of all remaining cash to our stockholders and the dissolution of the Company. See also the information under the caption “Proposal 1—What the Plan of Liquidation Contemplates.”
•	Total Distributions. Through the execution of the Plan, we expect that stockholders will receive aggregate cash distributions of between $18.50 and $21.00 per Common Share. At June 30, 2005, our book value per Common Share was $15.30. On September 30, 2005 the closing price of a Regular Common Share was $19.00. Our average closing trading price per share for the 30 days from April 19, 2005 to May 18, 2005, which is the day preceding the announcement of the Board’s adoption of the Plan, was $14.22.

•	Initial Distribution. We anticipate making an initial distribution (“Initial Distribution”) of $14.00 per Common Share. The amount of the Initial Distribution will be a function primarily of the net sale proceeds received by the Company upon its sale of the three rental phases of Palomino Park (“Palomino Park”), which comprise 1,184 units within our multifamily residential rental project in Highlands Ranch, a southern suburb of Denver, Colorado. On August 24, 2005, our subsidiary entered into an agreement to sell the three residential rental phases of Palomino Park for $176 million to TIAA-CREF, a national financial services organization.

We anticipate making the Initial Distribution within 30 days after completion of the sale of the rental phases of Palomino Park. The sale is subject to the approval of the Plan by our stockholders. See the information under the caption “Proposal 1—What the Plan of Liquidation Contemplates; —Expected Distributions: Calculation of Estimated Distributions; and —Certain Transactions and Possible Effects of the Approval of the Plan of Liquidation upon Directors and Officers: Purchase of Beekman by the Beekman Acquirors.”

•	Additional Distributions. The balance of the cash to be received by stockholders is anticipated to be distributed in one or more installments, over a 12 to 36 month period after adoption of the Plan, as we wind up our operations and dissolve the Company. See the information under the caption “Proposal 1—Key Provisions of the Plan of Liquidation; —Dissolution.” These distributions will be the result of several transactions, including:

•	the direct or indirect sale of the Company’s interest in two contiguous undeveloped parcels of land in Beekman, New York (the “Beekman Properties”), to Jeffrey H. Lynford, the Company’s Chief Executive Officer, and Edward Lowenthal, a member of the Board, or an entity controlled by them (the “Beekman Acquirors”) at a price determined by the independent members of the Board to be equal to the greater of (i) the fair market value of the Beekman Properties, based on an independent appraisal, or (ii) the total costs incurred by the Company with respect to the Beekman Properties (which through August 31, 2005 aggregated approximately $1.1 million, an amount greater than the appraised fair market value);

•	the orderly sale of the remaining unsold condominium units at The Fordham residential tower in Chicago (“Fordham Tower”) owned by a joint venture in which we have a 10% equity interest;

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•	the collection of a note payable to the Company (the “Mantua Loan”);

•	the sale to a third party of Reis, Inc. (“Reis”), a real estate information and database company (our interest is approximately 21.6% of Reis’ equity on an as-converted basis at August 31, 2005), or a sale of our ownership interest in Reis; and

•	the completion of construction and sale of residential units at the Gold Peak phase of Palomino Park (“Gold Peak”), Claverack, New York (“Claverack”) and East Lyme, Connecticut (“The Orchards”). Alternatively, or in combination, the Company may sell the land at Gold Peak and The Orchards projects to another developer and our joint venture interest in Claverack to our partner in that venture.

•	Distribution to a Liquidating Trust. Upon a determination made by the Board at any time prior to the dissolution of the Company, the Board may transfer and assign to a liquidating trust the Company’s remaining cash and property to pay (or adequately provide for) all the remaining debts and liabilities of the Company. Any remaining assets of the liquidating trust would be distributed to the holders of our Common Shares. See the information under the caption “Proposal 1—Key Provisions of the Plan of Liquidation; —Liquidating Trust.”

•	Amending or Abandoning the Plan. The Board may amend or abandon the Plan for any reason without further action by our stockholders. See the information under the caption “Proposal 1—Key Provisions of the Plan of Liquidation; —Modification of Plan of Liquidation; No Further Stockholder Action Required.”

•	Appraisal Rights. No appraisal rights are available under Maryland law to stockholders in connection with the liquidation and dissolution of the Company. See also the information under the caption “Proposal 1 — Appraisal Rights of Stockholders.”
•	Required Vote. The affirmative vote of two-thirds of all the votes entitled to be cast by holders of the Common Shares is required to approve and adopt the Plan. On September 30, 2005, our directors and officers, as a group, and our non-qualified deferred compensation trust, under which some members of management are beneficiaries, beneficially owned 6.3% of the Common Shares (exclusive of any options that may have been exercisable as of September 30, 2005). Our directors and officers have indicated that they intend to vote in favor of the Plan. In addition, the Company has directed the trustee of the Company’s non-qualified deferred compensation trust to vote all of the Regular Common Shares held in the non-qualified defined compensation trust in favor of the Plan.

In March 2004, the Board retained the services of Lazard Ltd. (“Lazard”), an international investment banking firm, for advice as to the strategic alternatives available to the Company, among which were the Company’s continuation of its business operations as an independent public entity, a sale of the Company and a liquidation of the Company. As part of its engagement, Lazard assisted management in connection with its determination of a range of potential liquidation proceeds. This included performing various sensitivity analyses of management’s projections relating to the amount of cash distributions that could be made to stockholders. Lazard did not independently verify management’s budgets and projections, and it did not appraise any of the assets of the Company, although Lazard did perform the mathematical compilations and computations of management’s budgets and projections necessary to complete the sensitivity analysis. A full description of assumptions made, procedures followed, matters considered, and the qualifications and limitations on the scope of the review undertaken by the Board in connection with its determination of the range of liquidation values is set forth under the captions “Introduction—Risk Factors; Proposal 1—Background”; and “ — Expected Distributions” in this Proxy Statement.

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Risk Factors

Risks Related to Plan of Liquidation

We do not know the exact amount or timing of liquidation distributions.

We cannot assure you of the precise nature and amount of any distribution to our stockholders pursuant to the Plan. Furthermore, the timing of our distributions will be affected, in large part, by our ability to sell in a timely and orderly manner our remaining assets.

The methods used by management in estimating the values of our assets (other than cash and cash equivalents) and liabilities are based on estimates which are inexact and may not approximate values actually realized or the actual costs incurred. The Board’s assessment assumes that the estimates of our assets, liabilities, construction and operating costs, and sale prices of our remaining assets are accurate, but those estimates are subject to numerous uncertainties beyond our control, including any new contingent liabilities that may materialize and other matters discussed below. In addition, the Board has relied on (i) management’s estimates as to the value of the Company’s properties, other assets, costs and operating expenses, (ii) Lazard’s mathematical compilations and computations of such estimates and has not obtained or sought an appraisal of any of the properties that it proposes to liquidate except for the Beekman Properties, and (iii) the executed contract price of $176 million for the sale of the three residential rental phases of Palomino Park to TIAA-CREF. For all of these reasons, the actual net proceeds distributed to stockholders in liquidation may be more or less than the estimated amounts.

We have estimated the range of distributions based upon management’s estimates of the values of the assets after considering, among other factors, internally prepared budgets, projections and models, comparable sales figures, and values ascribed to certain assets during discussions with bidders and brokers for the Company. Lazard assisted us by helping to develop and stress-test financial models and providing sophisticated analyses of these models. There can be no assurance that we will be able to find buyers for all the remaining assets, and if we are able to sell such assets, there can be no guaranty that the value received upon such sale will be consistent with management’s estimates.

If our stockholders approve the Plan, potential purchasers of our assets may try to take advantage of our liquidation process and offer less-than-optimal prices for our assets. We intend to seek and obtain the highest sales prices reasonably available for our assets, and believe that we can out-wait bargain-hunters; however, we cannot predict how changes in local real estate markets or in the national economy may affect the prices that we can obtain in the liquidation process. Therefore, there can be no assurance that the announcement and approval of our Plan will not hinder management’s ability to obtain the best price possible in the liquidation of our assets.

We currently estimate that an aggregate of between $120 million and $136 million may be available for distribution to holders of our Common Shares under the Plan, which would result in a total distribution of between $18.50 and $21.00 per Common Share. The actual amount available for distribution could be more or less or could be delayed, depending on a number of other factors including (i) unknown liabilities or claims, (ii) unexpected or greater or lesser than expected expenses, and (iii) greater or lesser than anticipated net proceeds of asset sales. Alternatively, if we sold the land at the Gold Peak or The Orchards projects to another developer, or our joint venture interest in Claverack to our partner in that venture, the net proceeds from such a sale or sales would be less than the net proceeds from the sale of completed residential units.

Although we anticipate making an initial distribution of $14.00 per Common Share to our stockholders within 30 days after the sale of the three rental phases of Palomino Park (which is conditioned upon stockholder approval of the Plan), interim and final distributions will depend on the amount of proceeds we receive, when we receive them, and the extent to which we must establish reserves for current or future liabilities. In addition, although we expect that a distribution of substantially all of the remaining amount will be made to stockholders within three years following the adoption of the Plan by our stockholders, the actual time of distribution may be longer in the event that we have difficulties disposing of our assets or if a creditor seeks the intervention of the Maryland courts to enjoin dissolution.

We are currently unable to predict the precise timing of any distributions pursuant to the Plan. The timing of any distribution will depend upon and could be delayed by, among other things, the timing of the sale of the Company’s assets, in particular, the three rental phases of Palomino Park, Gold Peak, Fordham Tower, The Orchards, Claverack, and Reis or the Company’s interests in Reis. Additionally, a creditor could seek an injunction against our making distributions to our stockholders on the ground that the amounts to be distributed were needed for the payment of the liabilities and expenses. Any action of this type could delay or substantially diminish the amount, if any, available for distribution to our stockholders.

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Valuations of our real estate assets are subject to general risks associated with real estate assets and within the real estate industry.

The value of our real estate assets and consequently the value of your investment, is subject to certain risks applicable to our assets and inherent in the real estate industry. The following factors, among others, may adversely affect the value of our real estate assets:

•	downturns in the national, regional and local economic climate where our properties are located;

•	macroeconomic as well as specific regional and local market conditions;

•	competition from other rental residential properties and for-sale housing developments;

•	local real estate market conditions, such as oversupply of, or reduction in demand for, residential homes and condominium units;

•	declines in occupancy and lease rents;

•	increased operating costs, including insurance premiums, utilities, and real estate taxes;

•	increases in interest rates on financing; and

•	cost of complying with environmental, zoning, and other laws.

We face specific risks associated with property development and construction.

We currently intend to continue to develop residential projects at Gold Peak, The Orchards and Claverack, through the subdivision, construction, and sale of condominium units or single family homes. Alternatively, or in combination, we may sell the land at the Gold Peak and The Orchards projects to another developer and sell our joint venture interest in Claverack to our partner in that venture, thus foregoing potential development profits associated with these properties. Our development and construction activities give rise to risks, which, if they materialize, could have a material adverse effect on our business, results of operations and financial condition or the timing or amount of distributions made to our stockholders and include:

•	the possibility that we may abandon development opportunities after expending significant resources to determine feasibility;

•	the possibility that we may not obtain for the Claverack project construction financing on reasonable terms and conditions or an increased number of building lots, which would affect the number of single family homes we can build and sell;

•	the possibility that development, construction, and the sale of our projects, may not be completed on schedule resulting in increased debt service expense, construction costs and general and administrative expenses;

•	our inability to obtain, or costly delays in obtaining, zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could delay or prevent commencement of development activities or delay completion of such activities;

•	the fact that properties under development or acquired for development usually generate little or no cash flow until completion of development and sale of a significant number of units and may experience operating deficits after the date of completion; and

•	increases in the cost of construction materials.

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We face potential risks with asset sales.

Risks associated with the sale of properties which, if they materialize, may have a material adverse effect on amounts you may receive, include:

•	lack of demand by prospective buyers;

•	inability to find qualified buyers;

•	inability of buyers to obtain satisfactory financing;

•	lower than anticipated sale prices; and

•	the inability to close on sales of properties under contract.

Our ownership interest in Reis is relatively illiquid and we may not be able to sell such interest for an undiscounted amount.

Our estimate of the total liquidation value of the Company assumes a sale of Reis as an entity to a third-party buyer. However, we only own a minority interest in Reis and therefore have no control over whether or when a sale would take place or at what price. It is likely that if we sold our interest in Reis outside of the context of the sale of Reis as an entity to a third party, we would receive a discounted purchase price to reflect the fact that our interest represents a minority interest and is relatively illiquid. Any attempt to sell our interest independently of concurrent sales by other Reis stockholders may be restricted or impeded as a result of agreements made among Reis’s stockholders or with Reis. These provisions may also decrease the value of the interest being sold. Furthermore, a portion of our ownership interest in Reis is through an entity in which we have two partners, all of whom must consent to any disposition of assets owned by that entity.

Our stockholders could vote against the Plan of Liquidation.

Our stockholders could vote against the Plan. If our stockholders do not approve the Plan, we would have to continue our business operations from a difficult position, in light of the announced intent to liquidate and dissolve. Employees, customers and other third parties may refuse to continue to conduct business with us if they are uncertain as to our future, particularly with respect to long-term relationships that would be advantageous to the conduct of our business as a going concern. In addition, the Company will have to continue operations while being faced with the same strategic issues it considered in determining to adopt the Plan.

If we are unable to satisfy all of our obligations to creditors, or if we have underestimated our future expenses, the amount of liquidation proceeds will be reduced.

We have current and future obligations to creditors. Claims, liabilities and expenses from operations (such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, legal, accounting and consulting fees and miscellaneous office expenses) will continue to be incurred through the liquidation process. As part of this process, we will attempt to satisfy any obligations with creditors remaining after the sale of our assets. These expenses will reduce the amount of assets available for ultimate distribution to our stockholders. To the extent our liabilities exceed the estimates that we have made, the amount of liquidation proceeds will be reduced.

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Stockholders may be liable to our creditors for amounts received from us if our reserves are inadequate.

If the Plan is approved by the stockholders, we intend to file Articles of Dissolution with the State Department of Assessments and Taxation of Maryland (“SDAT”) promptly after the sale of all our remaining assets or at such time as our directors have transferred the Company’s remaining assets, subject to its liabilities, into a liquidating trust. Pursuant to the MGCL, the Company will continue to exist for the purpose of discharging any debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs. We intend to pay for all liabilities and distribute all of our remaining assets before we file our Articles of Dissolution.

Under the MGCL, certain obligations or liabilities imposed by law on our stockholders, directors, or officers cannot be avoided by the dissolution of a company. For example, if we make distributions to our stockholders without making adequate provisions for payment of creditors’ claims, our stockholders would be liable to the creditors to the extent of the unlawful distributions. The liability of any stockholder is, however, limited to the amounts previously received by such stockholder from us (and from any liquidating trust). Accordingly, in such event, a stockholder could be required to return all liquidating distributions previously made to such stockholder and a stockholder could receive nothing from us under the Plan. Moreover, in the event a stockholder has paid taxes on amounts previously received as a liquidation distribution, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. Therefore, to the extent that we have underestimated the size of our contingency reserve and distributions to our stockholders have already been made, our stockholders may be required to return some or all of such distributions.

You will not be able to buy or sell our Common Shares after we file our Articles of Dissolution.

If the Plan is approved by our stockholders, we intend to close our transfer books on the date on which we file Articles of Dissolution with the SDAT (the “Final Record Date”). We anticipate that the Final Record Date will be shortly after the sale of all of our assets or such earlier time as when our Board transfers all of our remaining assets into a liquidating trust. The Final Record Date is likely to be 12 to 36 months after the approval of the Plan by our stockholders. Your interests in a liquidating trust are likely to be non-transferable except in certain limited circumstances. After the Final Record Date, we will not record any further transfers of our Common Shares except pursuant to the provisions of a deceased stockholder’s will, intestate succession or operation of law and we will not issue any new stock certificates other than replacement certificates or certificates representing your interest in a liquidating trust. In addition, after the Final Record Date, we will not issue any Common Shares upon exercise of outstanding options. It is anticipated that no further transfers of our Common Shares will occur after the Final Record Date.

Our success depends on key personnel whose continued service is not guaranteed.

Jeffrey H. Lynford has been Chairman of the Board since our formation in 1997. He has also been our President and Chief Executive Officer since April 1, 2002. Mr. Lynford’s employment agreement with us expires December 31, 2007. Our ability to locate buyers for our remaining assets and negotiate and complete those sales depend to a large extent upon the experience and abilities of Mr. Lynford. The loss of the services of Mr. Lynford could have an adverse effect on our operations and the terms and conditions under which we dispose of our assets and consequently the amounts and timing of distributions to our stockholders. Furthermore, Mr. Lynford’s contract provides that since the Company has disposed of all or substantially all of two of its business units, he is no longer required to devote substantially all of his time, attention and energies during business hours to the Company’s activities. He may now perform services for and engage in business activities with other persons so long as such services and activities do not prevent him from fulfilling his fiduciary responsibilities to the Company.

In addition, our business operations and ability to complete the Plan in a timely manner and sell our assets for the estimated proceeds could be negatively impacted if we are unable to retain the services of other key personnel or hire suitable replacements.

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Our Chief Executive Officer and one of our directors have conflicts of interest.

The employment agreement of Mr. Lynford contains provisions which entitles him to certain benefits and payments, including, but not limited to, health, dental and life insurance benefits, in the event he terminates his employment agreement following a “change of control” (as defined in his employment agreement and which definition includes adoption of a plan of liquidation as a “change of control”). Accordingly, if the Plan is approved by our stockholders, Mr. Lynford, if he elects to terminate his employment with the Company, would be entitled to the payment of $643,000 which, if not paid before based upon the terms of his contract, would otherwise be due to him on January 1, 2008, and an amount equal to the balance of his salary and minimum annual bonus (each payable at a rate of $375,000 per year) due to him through December 30, 2007 plus the continued payment by the Company of certain other benefits such as health, dental and life insurance premiums through December 30, 2007. Consequently, Mr. Lynford may have been influenced by the potential severance payment to support and to vote to approve the Plan.

Messrs. Lynford and Lowenthal have expressed an interest to directly or indirectly acquire the Beekman Properties if our stockholders adopt the Plan. The independent members of our Board believe that the appraisal process that was used in determining the minimum purchase price to be paid by Messrs. Lynford and Lowenthal is fair to the Company and that Messrs. Lynford and Lowenthal have fully disclosed their interests in the purchase of the Beekman Properties. Although the Plan was unanimously approved by the Board, Messrs. Lynford and Lowenthal may have had a conflict of interest in approving the Plan in light of their interest in acquiring the Beekman Properties.

As part of the transaction, certain assets (including Company Regular Common Shares) held in our deferred compensation trust, representing vested compensation previously earned by Messrs. Lynford and Lowenthal, and deferred by them beginning in 1994 by a predecessor company (the “Deferred Compensation Assets”) will be transferred to an entity owning the Beekman Properties for the benefit of Messrs. Lynford and Lowenthal. In connection therewith, the Company will be relieved of its obligations to pay to Messrs. Lynford and Lowenthal an amount equal to the Deferred Compensation Assets (the “Deferred Compensation Obligations”). To simplify the structure and for tax purposes, the Company’s Regular Common Shares comprising the Deferred Compensation Assets may be transferred back to the Company and canceled and the Company’s obligations to make the distributions with respect to such shares would then be evidenced by a written agreement to satisfy those obligations as if such shares remained outstanding.

Mr. Lynford, the Company’s Chairman, is the brother of Lloyd Lynford, a stockholder, director and the president of Reis. Mr. Lowenthal, who currently serves on the Company’s Board of Directors, has served on the Board of Directors of Reis since the third quarter of 2000.

Our Board may abandon or amend the Plan even if our stockholders approve it.

Even if our stockholders vote to approve the Plan, our Board may abandon the Plan without further stockholder approval. Furthermore, the Plan provides that it may be modified as necessary to implement this Plan but any material amendments to the Plan must be approved by the affirmative vote of the holders of a majority of our issued and outstanding Common Shares. Thus, we may decide to conduct the liquidation differently than described in this Proxy Statement, to the extent we are permitted to do so by Maryland law.

Liquidation and dissolution may not maximize value for our stockholders.

Although our Board believes that the Plan is more likely to result in greater returns to stockholders than if we continued the status quo or pursued other alternatives, it is possible that one or more of the other alternatives would be better for us and our stockholders, in which case, we will be foregoing such alternatives if we implement the Plan.

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Approval of the Plan may reduce our stock price, increase its volatility and reduce the liquidity of our shares.

If our stockholders approve the Plan, but believe that we will be unable to complete our Plan in a timely manner, the price of our Regular Common Shares may decline. In addition, as we sell our assets, pay off our liabilities and make liquidating distributions to stockholders, our stock price will likely decline and our Regular Common Shares will likely become less liquid.

In addition, Our Regular Common Shares may no longer be eligible for listing on the American Stock Exchange (the “AMEX”) as a result of adopting the Plan, thus reducing liquidity of the Regular Common Shares. Being delisted by the AMEX would further decrease the market demand and liquidity for, and price of, our Regular Common Shares. The policy of the AMEX is to consider delisting a company if, among other reasons:

•	the total number of public stockholders is less than 300;

•	if the aggregate market value of shares publicly held is less than $1 million; or

•	if liquidation has been authorized by a company’s board of directors and stockholders.

Furthermore, in the event that the Board elects to transfer the Company’s remaining assets into a liquidating trust, the trust certificates to be issued to each stockholder will not be transferable except in certain very limited circumstances, such as upon death of the holder.

Approval of the Plan may lead to stockholder litigation which could result in substantial costs and distract management.

Historically, extraordinary corporation actions, such as the proposed Plan, often lead to securities class action lawsuits being filed against a company. Such litigation is likely to be expensive and, even if we ultimately prevail, the process will be time consuming and divert management’s attention from implementing the Plan and otherwise operating our business. If we do not prevail in any such lawsuit, we may be liable for damages, the validity of a stockholder vote approving the Plan may be challenged, or we may be unable to complete some transactions that we contemplate as part of the Plan. We cannot predict the cost of defense or the amount of such damages but they may be significant and would likely reduce our cash available for distribution.

Approval of the Plan could cause our methodology of accounting to change, which may require us to reduce the net carrying value of our assets.

Once our stockholders approve the proposed Plan, we could change our basis of accounting from the going-concern basis to that of the liquidation basis of accounting.

In order for our financial statements to be in accordance with generally accepted accounting principles under the liquidation basis of accounting, all of our assets must be stated at their estimated net realizable value, and all of our liabilities (including those related to commitments under employment agreements) must be recorded at the estimated amounts at which the liabilities are expected to be settled. Based on the most recent available information, if the Plan is adopted, we expect to make liquidating distributions that exceed the carrying amount of our net assets. However, we cannot assure you what the ultimate amounts of such liquidating distributions will be. Therefore, there is a risk that the liquidation basis of accounting may entail write downs of certain of our assets to values substantially less than their current respective carrying amounts, and may require that certain of our liabilities be increased or certain other liabilities be recorded to reflect the anticipated effects of an orderly liquidation.

Until we determine that the Plan is about to be approved, we will continue to use the going-concern basis of accounting. If our stockholders do not approve the Plan, we will continue to account for our assets and liabilities under the going-concern basis of accounting. Under the going-concern basis, assets and liabilities are expected to be realized in the normal course of business. However, long-lived assets to be sold or disposed of should be reported at the lower of carrying amount or estimated fair value less costs to sell. For long-lived assets to be held and used, when a change in circumstances occurs, our management must assess whether we can recover the carrying amounts of our long-lived assets. If our management determines that based on all of the available information, we cannot recover those carrying amounts, an impairment of value of our long-lived assets has occurred and the assets would be written down to their estimated fair value.

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Our management has determined that the carrying amounts of our long-lived assets at September 30, 2005, had not been impaired, other than to the extent of amounts already recorded in prior accounting periods. We may, however, be required to make write downs of our assets in the future. Such write downs could reduce our stock price.

We may be subject to regulation under the Investment Company Act of 1940.

If we were deemed to be an investment company as that term is defined under the Investment Company Act of 1940 (the “1940 Act”) because of our investment securities holdings, we must register as an investment company under the 1940 Act. As a registered investment company, we would be subject to the further regulatory oversight of the Securities Exchange Commission, and our activities would be subject to substantial regulation under the 1940 Act and the federal securities law in general, and we would be subject to additional compliance and regulatory expenses.

We are not registered as an investment company under the 1940 Act. We believe that either we are not within the definition of “investment company” thereunder or, alternatively, may rely on one or more of the 1940 Act’s exemptions. We intend to continue to conduct our operations in a manner that will exempt us from the registration requirements of the 1940 Act. If we were to become an “investment company” under the 1940 Act and if we failed to qualify for an exemption thereunder, we would have to change how we conduct business. The 1940 Act places significant restrictions on the capital structure and corporate governance of a registered investment company, and materially restricts its ability to conduct transactions with affiliates. Such changes could have a material adverse affect on our business, results of operations and financial condition.

In addition, if we were deemed to have been an investment company and did not register under the 1940 Act, we would be in violation of the 1940 Act and we would be prohibited from engaging in business or certain other types of transactions and could be subject to civil and criminal actions for doing so. In addition, our contracts would be voidable and a court could appoint a receiver to take control of us and liquidate us. Therefore, our classification as an investment company could materially adversely affect our business, results of operations, financial condition and ability to liquidate the Company pursuant to the Plan if it is adopted by our stockholders.

Stockholders Entitled to Vote at the Meeting

Only the holders of record of Common Shares at the close of business on October [__], 2005 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Each Common Share is entitled to one vote on all matters with each vote having equal weight, regardless of the class of common stock. As of the Record Date, an aggregate of 6,297,736 Regular Common Shares and 169,903 Class A-1 Common Shares were outstanding.

How to Vote Your Shares

Your vote is important. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to vote now by completing and submitting the attached Proxy Card. If you own your shares in record name, you may cast your vote by marking your Proxy Card, and then dating, signing, and returning it in the postage-paid envelope provided.

Stockholders who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone or the internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

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How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the meeting by:

•	properly executing and delivering a later-dated proxy;

•	voting by ballot at the meeting; or

•	sending a written notice of revocation to the inspectors of election in care of the Secretary of the Company at the address disclosed on the cover of this Proxy Statement.

Voting at the Annual Meeting

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as a bank or broker) to be able to vote at the meeting.

Your shares will be voted at the meeting as directed by the instructions on your Proxy Card if: (i) you are entitled to vote, (ii) your proxy was properly executed, (iii) we received your proxy prior to the Annual Meeting, and (iv) you did not revoke your proxy prior to the meeting.

The Board’s Recommendation

If you send a properly executed Proxy Card without specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board:

•	FOR the approval and adoption of the Plan and the dissolution of the Company;

•	FOR the election of the nominated slate of directors; and

•	FOR approval of ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

The Company does not presently know of any other business which may come before the Annual Meeting.

Votes Required to Approve Each Item

A majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting.

The following votes are required to approve each item of business at the meeting:

•	Plan of Liquidation Proposal: The affirmative vote of two-thirds of all the votes entitled to be cast by the holders of the Common Shares is required to approve and adopt the Plan (Proposal 1).

•	Election of Directors: A plurality of all the votes cast at the Annual Meeting is sufficient to elect a director (Proposal 2).

•	Ratification of Independent Registered Public Accounting Firm: The affirmative vote of a majority of all the votes entitled to be cast by the holders of the Common Shares is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (Proposal 3).

Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. Abstentions have no effect on the outcome of the vote for the election of directors (Proposal 2). However, abstentions and broker non-votes will have the effect of a vote against the proposals to adopt the Plan and the ratification of the independent registered public accounting firm (Proposals 1 and 3, respectively). A “broker non-vote” occurs when a nominee (such as a bank or broker) returns an executed proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner and has no discretionary authority to vote on the proposal.

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As of September 30, 2005, the directors and executive officers of the Company collectively own an aggregate of 1.7% of all outstanding Common Shares. As of September 30, 2005, our non-qualified deferred compensation trust owned 4.6% of all outstanding Common Shares. The Company has directed the trustee of the Company’s non-qualified deferred compensation trust to vote all of the Regular Common Shares held in the non-qualified defined compensation trust in favor of all of the Proposals.

PROPOSAL 1 — PLAN OF LIQUIDATION

What You Are Being Asked To Approve

You are being asked to approve our proposed Plan. By voting in favor of the Plan, you will also approve the transactions described in this Proxy Statement, including the sale of all or substantially all of our assets, which we and our Board have undertaken or will undertake in connection with the recommendation that the stockholders approve the Plan.

The Board’s Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PLAN OF LIQUIDATION.

What the Plan of Liquidation Contemplates

The Plan contemplates the orderly sale of each of the Company’s remaining assets which may take place in connection with the dissolution of substantially all Company joint ventures, partnerships and limited liability corporations, the collection of all outstanding loans to third parties, an orderly disposition or completion of construction of development properties, the discharge of all outstanding liabilities to third parties, and after the establishment of appropriate reserves, the distribution of all remaining cash to stockholders. Specifically, we intend to take the following steps in connection with the Plan once we receive our stockholders’ approval:

•	the sale to TIAA-CREF, a national financial services organization, of the three rental phases of Palomino Park and related amenities for $176 million;
•	making the Initial Distribution within 30 days after the sale of the three rental phases of Palomino Park;
•	the sale of the remaining unsold condominium units at Fordham Tower;

•	the collection of the Mantua Loan;

•	the participation in a sale to a third party of Reis, or our ownership interests in Reis;

•	the completion of construction and sale of residential units at Gold Peak, Claverack and The Orchards, or alternatively, or in combination, the Company could sell the land at Gold Peak and The Orchards projects to another developer and our joint venture interest in Claverack to our partner in that venture;

•	the direct or indirect sale of our interests in the Beekman Properties to the Beekman Acquirors and the transfer of the Deferred Compensation Assets to an entity owning the Beekman Properties in connection with relieving the Company of the Deferred Compensation Obligations in an amount equal to the Deferred Compensation Assets.

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•	the orderly sale of the remainder of our assets for cash or such other form of consideration, depending on the value of the non-cash consideration being offered, as may be conveniently distributed to stockholders;

•	paying (or providing for) our liabilities and expenses;

•	after the establishment of appropriate reserves, the distribution of the balance of the proceeds from the sale of our assets or the collection of all outstanding loans to third parties, which may occur in one or more installments over a 12 to 36 month period after adoption of the Plan;

•	winding up our operations and dissolving the Company, in accordance with the Plan; and

•	filing Articles of Dissolution with the SDAT.

Key Provisions of the Plan

The Plan provides, in part, that:

•	we may not engage in any business activities, except to the extent necessary to (i) exercise our right to acquire land contiguous to The Orchards, (ii) acquire one of the parcels of land comprising the Beekman Properties, assuming that we have not sold the Beekman Properties (or the interests in an entity that owns the Beekman Properties) to the Beekman Acquirors; (iii) complete the financing and development of The Orchards, Claverack, and Gold Peak; (iv) sell the homes or condominiums, as the case may be, to be built at The Orchards, Claverack, and Gold Peak; (v) to the extent that we do not develop any of The Orchards, Claverack and Gold Peak, then the sale of the land at the Gold Peak and The Orchards projects to another developer and the sale of our joint venture interest in Claverack to our partner in that venture; (vi) repurchase our Common Shares (vii) purchase additional shares of Reis from other investors in Reis or Reis itself; (viii) preserve and sell our assets; (ix) wind up our business and affairs; (x) discharge and pay all our liabilities; and (xi) distribute our assets to our stockholders. We may also engage in any activities that the Board determines will enhance the value of our assets or business and any other activities related to or incidental to the foregoing. For example, the Board may determine that it is in the Company’s best interests to acquire Equity Residential Trust’s remaining interests in Palomino Park.

•	we will sell the Beekman Properties (or our interests in an entity that owns the Beekman Properties) to the Beekman Acquirors in a transaction approved by our independent directors;

•	if the Board determines that we will not have completed the full distribution of our assets within three years after the effectiveness of the proposed Plan, or if our Board determines it to be necessary to do so at an earlier date, we may transfer to a liquidating trust our remaining cash and property and pay for (or adequately provide for) all our remaining debts and liabilities so that the liquidating trust can make liquidating distributions to stockholders;

•	the Board has the discretion, without further stockholder approval, to determine the terms of any liquidating trust and to appoint the trustees of any such trust;

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•	upon our transfer to a liquidating trust of our remaining assets, those assets will be held solely for the benefit of an ultimate distribution to our stockholders after payment of unsatisfied debts and liabilities;

•	if we form a liquidating trust, the stockholders’ certificates for shares will be deemed to represent certificates for identical interests in the liquidating trust, unless separate trust certificates are issued in place of the shares, and the certificates representing an interest in the trust will not be transferable except under limited circumstances such as the death of the holder;

•	if we form a liquidating trust, the distributions of cash or other property to our stockholders, or the transfer to a liquidating trust of our remaining cash and property, are anticipated to be in complete liquidation of the Company and in cancellation of all issued and outstanding Common Shares;

•	until the date we file our Articles of Dissolution, our Charter and bylaws will not contain provisions relating to the liability and indemnification of our officers and directors that are any less favorable to such officers and directors than those that existed immediately before the approval of the Plan, and our Charter and bylaws will not be amended in any manner that adversely affects the rights of such persons; furthermore, the Company will be required to maintain directors’ and officers’ insurance to cover these individuals;

•	our Board and officers are, or the trustees of the liquidating trust will be, authorized to interpret the provisions of the Plan and to take such further actions and to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously our affairs and complete the liquidation; and

•	notwithstanding approval of the Plan by our stockholders, the Board may abandon, modify, or amend the plan without further action by the stockholders to the extent permitted under then current law.

Reasons for the Liquidation

In reaching its determination that the Plan is fair to, and in the best interests of, our stockholders and approving the Plan and recommending that our stockholders vote to approve the Plan, our Board consulted with our senior management and our financial and legal advisors and considered the following factors:

•	the Board’s review of possible alternatives to the proposed liquidation, including consolidating or merging the Company with other companies, selling the Company, going private, conducting a self-tender offer for a limited number of shares, repurchasing our shares in the open market, distributing excess cash to our stockholders, acquiring other companies, selling some of the Company’s assets, and continuing our operations in the ordinary course of business. Based on a variety of factors, including the analyses and presentations by our senior management and Lazard, the Board concluded that none of the alternatives considered was reasonably likely to provide equal or greater value to our stockholders than the proposed Plan;

•	the inability to identify a buyer or strategic alliance partner who offered terms acceptable to the Board;

•	the Board’s belief that management and the Board had, with the assistance of Lazard, thoroughly explored the market interest in various strategic alternatives;

•	if we continued our operations as a going concern, the length of time necessary to evaluate and restructure our business, which our management estimated to be at least two years, and the significant risks associated with restructuring our business, which would require a substantial influx of additional capital and affect the Company’s ability to raise that additional capital on satisfactory terms and conditions;

•	the prevailing economic conditions, both generally and within the real estate development and merchant banking sectors and, in particular, management’s belief that premiums are being paid for many real estate asset categories;

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•	the aggregate cash liquidating distributions, which we originally estimated at the time the Board adopted the Plan would range between $18.00 and $20.50 per Common Share, and the fact that a distribution of $18.00 per Common Share (which is at the lower end of that range), or $20.50 per Common Share (which is at the high end of that range), would have represented a 27% and 44% premium, respectively, over the $14.22 average closing trading price for the 30 days from April 19, 2005 to May 18, 2005, which is the day preceding the announcement of the Board’s adoption of the Plan;

•	the limited public float and thin trading market in our Regular Common Shares has impaired our stockholders’ ability to sell their Regular Common Shares by not providing adequate liquidity to realize the full benefits of holding publicly traded stock. The average daily trading volume of our Regular Common Shares was approximately 3,500 shares over the 12 months prior to May 19, 2005, the date on which the Board adopted and announced the Plan and Stock Split.
•	the Board’s belief that the range of cash liquidating distributions that we estimate we will make to our stockholders was fair relative to the Board’s own assessment, based on presentations made by our management, of our current and expected future financial condition, earnings, business opportunities, strategies and competitive position and the nature of the market environment in which we operate;

•	the per Common Share price to be received by our stockholders in the liquidation is likely to be payable in cash, thereby eliminating any uncertainties in valuing the consideration to be received by our stockholders; and

•	the terms and conditions of the Plan.

The Board believed that each of the above factors generally supported its determination and recommendation. The Board also considered and reviewed with management potentially negative factors concerning the Plan, including those listed below:

•	there can be no assurance that the Company would be successful in disposing of its assets for amounts equal to or exceeding its estimates or that these dispositions would occur as early as expected;

•	our costs while executing the Plan may be greater than we estimated;

•	the fact that following the adoption of the proposed Plan and the sale of our assets, our stockholders will no longer participate in any future earnings or growth from any additional investments or from acquisitions of additional assets except to the extent additional land may be acquired or developed with respect to our existing residential development projects;

•	the potential that our stock price may decline or become more volatile, due to the existing illiquidity of our Common Shares and our gradual liquidation of our assets and the distribution of proceeds from these liquidations;

•	if we establish a liquidating trust, the trust will provide for a prohibition of the transfer of trust interests subject to certain limited exceptions;

•	the actual or potential conflicts of interest which certain of our executive officers and directors have in connection with the liquidation, including those specified under the heading “Introduction — Risk Factors” and “Proposal 1 — Certain Transactions and Possible Effects of the Approval of the Plan of Liquidation Upon Directors and Officers,” such as certain severance payments and the sale of the Beekman Properties to the Beekman Acquirors;

•	the costs to be incurred by the Company including significant accounting, financial advisory and legal fees in connection with the liquidation process;

•	the possibility that stockholders may, depending on their tax basis in their stock, recognize taxable gains (ordinary and/or capital gains) in connection with the completion of the liquidation; and

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•	the fact that no fairness opinion with respect to the liquidation was obtained, nor were there any formal third-party appraisals (other than for the Beekman Properties) made of our assets to determine their liquidation value.

The above discussion concerning the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board in making its determination. In view of the variety of factors considered in connection with its evaluation of the Plan and the proposed liquidation, the Board did not quantify or otherwise attempt to assign relative weights to the specific factors it considered. In addition, individual members of the Board may have given different weight to different factors and, therefore, may have viewed certain factors more positively or negatively than others.

Background

General

On May 19, 2005, the Board unanimously voted to adopt and recommend the Plan and a 1-for-100 reverse stock split and 100-for-1 forward stock split (together, the “Stock Split”) to stockholders, to be voted on at the Company’s 2005 Annual Meeting. The purpose of the Stock Split was to terminate our registration and periodic reporting obligations under the Exchange Act of 1934 (the “Exchange Act”), terminate the AMEX listing of our Regular Common Shares, and continue future operations as a non-public company. As a result of these actions, our Board and management expected that the Company would be relieved of significant costs, administrative burdens and compliance obligations associated with operating as a listed public company. On September 12, 2005, the Board unanimously voted to abandon the Stock Split. The background of the Board’s decisions is as follows:

For the past few years, the Company has followed a plan of selling assets, retiring debt and maximizing cash. In the context of this general plan and market conditions, management has considered alternatives to maximize stockholder value.

On February 13, 2004, Third Avenue Management LLC (“Third Avenue”) converted its previous ownership filing on Schedule 13G to a filing on Schedule 13D. Third Avenue filed a Schedule 13D because it had been contacted by a third party interested in discussing a possible acquisition of the Company’s Common Shares beneficially owned by Third Avenue’s clients in a transaction which could include an acquisition of all of the Company’s outstanding securities. Third Avenue indicated in its Schedule 13D filing that it did not intend for the Schedule 13D filing to be interpreted as an indication that Third Avenue changed its position with respect to being supportive of management or that Third Avenue had initiated discussions concerning a potential transaction. Third Avenue stated that the Schedule 13D filing was intended to provide it with the flexibility to listen to and discuss these proposals with the respective third parties and with management of the Company, as a means of fulfilling its fiduciary duties to its clients.

On February 17, 2004, Kensington Investment Group, Inc. (“Kensington”) converted its previous ownership filing on Schedule 13G to a filing on Schedule 13D. Kensington had also been contacted by the same third party that contacted Third Avenue. The third party had indicated that it was interested in discussing a possible acquisition of the Company’s Common Shares beneficially owned by Kensington’s clients in a transaction which could include an acquisition of all of the Company’s outstanding securities. In addition, Kensington indicated that it had discussed the third-party contact with one other stockholder. Kensington indicated in its Schedule 13D filing that it did not intend for the Schedule 13D filing to be interpreted as an indication that Kensington changed its position with respect to being supportive of management of the Company or that Kensington had initiated discussions concerning a potential transaction. Kensington stated that the Schedule 13D was intended to provide it with the flexibility to listen to and discuss these proposals with the respective third parties and with management of the Company, as a means of fulfilling its fiduciary duties to its clients.

From February 13, 2004 through March 16, 2004, the Company’s management considered the various issues raised by the Schedule 13D filings and consulted with Bryan Cave LLP (“Bryan Cave”), the Company’s outside counsel, and Willkie Farr & Gallagher LLP (“Willkie Farr”), the Company’s special counsel. On February 19, 2004, the Company’s Chairman and one of its directors met with Third Avenue to discuss its Schedule 13D filing. At this meeting, and during subsequent conversations with management, Third Avenue indicated its interest in obtaining liquidity for its investment in the Company. At Third Avenue’s request, management had several conversations and meetings with the CEO of First Union Real Estate Equity and Mortgage Investments (“FUR”), the third party that had contacted Third Avenue and Kensington. Between February 13, 2004 and March 16, 2004, the Company’s management met with the CEO of FUR three times with representatives of Bryan Cave in attendance. The Company and FUR reviewed each other’s assets and liabilities, properties, business operations and perceived business opportunities.

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On March 16, 2004, the Board held a meeting and reviewed the Schedule 13D filings and the reasons the filers expressed for making these filings. The two Schedule 13D filers held at that time approximately 2.5 million (or 39%) of the Company’s 6.45 million outstanding Common Shares. It was noted at the time that the Company’s public trading volume averaged approximately 3,000 shares daily. In addition, the Board reviewed the Company’s existing equity and debt capitalization including the specific names and total shareholdings of its 17 largest common stockholders who in the aggregate held approximately 5.77 million shares (or 92%) of the outstanding Common Shares. Also, the Board reviewed the terms and conditions of the Company’s outstanding $25 million 8.25% convertible trust preferred securities issue (the “Convertible Trust Preferred Securities”) which was convertible into an additional 1,123,696 additional Regular Common Shares at $22.248 per share. It was further noted that on three previous occasions over the last five years, the Company had purchased a total of approximately 4 million Regular Common Shares from stockholders.

The Board also discussed with counsel various matters, including: (i) relevant provisions of the Maryland Business Combination Act and various provisions within the Company’s Charter and bylaws relating thereto; (ii) various procedures relating to corporate liquidations and self-tenders; and (iii) various covenants in the Company’s Indenture Agreement relating to the outstanding Convertible Trust Preferred Securities. Management then presented the following five alternatives that initially should be examined in order to maximize stockholder value in a responsible way: (a) continuing business operations as they existed; (b) repurchasing approximately 1.95 million Regular Common Shares held by Third Avenue; (c) entering into a business combination; (d) undertaking a corporate liquidation, or (e) some combination of these alternatives. Management also discussed with the Board its belief that it would be worthwhile to discuss possible business opportunities with other third parties and consider other strategic alternatives and that the Company was requiring any party who wanted to have substantive discussions with the Company to execute a confidentiality agreement. Management reported to the Board that as of that date, four parties, including FUR, had executed confidentiality agreements. Management informed the Board that it would continue to sell assets owned by the Company and its joint ventures in the ordinary course of their businesses and as appropriate prices could be obtained.

Management advised the Board that it had been consulting with Bryan Cave and Willkie Farr as special counsel, and Venable LLP (“Venable”), the Company’s Maryland counsel, regarding all strategic alternatives and their respective legal implications. The Board also directed management to retain a financial advisor to assist in evaluating the strategic alternatives, with a view to maximizing stockholder value. Based on prior informal conversations with Board members regarding the retention of a financial advisor, management had invited representatives of two investment banking firms to make presentations to the Board at the meeting.

The representatives of the two investment banking firms then met with the Board, described their background, experience and expertise, reviewed the written materials they had distributed and responded to questions from the Board. After the representatives of the two investment banking firms departed the meeting, the Board authorized the Company to retain Lazard as the Company’s financial advisor. Bryan Cave and Willkie Farr responded to questions during the meeting.

Between March 16, 2004 and May 19, 2004, management regularly met with representatives from Lazard to construct financial models to value the Company’s assets and liabilities, analyze existing joint ventures and their covenants, and evaluate a wide range of financial considerations. Also, management met and consulted extensively with Bryan Cave regarding the legal and tax implications of the various strategic alternatives and met with representatives from Ernst & Young regarding certain tax issues. Specifically, management requested that Bryan Cave explore the positive and negative legal implications, consequences, processes and procedures relating to the Company’s strategic alternatives and methods of obtaining value for the Company’s substantial net operating losses. Management, on an informal but periodic basis, updated Board members on these discussions with Lazard, its legal counsel and its accountants. Also during that time, management spoke to or met with representatives from several of the parties who had executed confidentiality agreements. During this period, management determined that to maintain or increase the Company’s value, the Company would have to reinvest the proceeds from recent and ongoing sales, raise additional capital and realize the value from new investments.

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On March 22, 2004, the Company announced that Wellsford/Whitehall Group, L.L.C. (“Wellsford/Whitehall”), a joint venture with Whitehall Funds in which the Company had a 35.21% interest, had withheld partial payment on a venture debt (the “Nomura Loan”) in order to initiate a dialogue with the special servicer of this obligation. On April 13, 2004, the Company announced that the same venture sold an office building for $18.4 million. On May 4, 2004 the Company announced that it sold an office building it owned directly for $2.7 million and 10 condominium units at the Silver Mesa phase of Palomino Park for $2.3 million during the first quarter of operations.

On May 19, 2004, the Board held a meeting at which Lazard reported on its activities since being retained, reviewed the Company’s current economic and financial condition, reviewed asset valuations and alternatives to monetize such assets, and reviewed issues and benefits relative to the various strategic alternatives being considered, with particular emphasis on the value of the Company’s interests in Palomino Park, Wellsford/Whitehall and Second Holding and the Company’s business alternatives with respect to such assets. Lazard also indicated its belief that the restrictive nature of the agreements governing the aforementioned investments could potentially negatively impact sales values. Management reported to the Board about their previous discussions with Bryan Cave regarding the legal and tax implications of the various strategic alternatives including, but not limited to, a reverse stock split followed by a modified Dutch auction which would result in deregistration of the Regular Common Shares from the Exchange Act and delisting from the AMEX, the increased costs of operating as a public company since the adoption of the Sarbanes-Oxley Act of 2002, and the limited transferability of the Company’s net operating losses. The Board authorized Lazard to speak to some of the Company’s largest stockholders and to prepare a confidential information memorandum and other written materials for discussions with third parties regarding possible business combinations. The Board, however, did not make any decision regarding the strategic alternatives. Bryan Cave, Willkie Farr and Lazard responded to questions during the meeting.

Following the May 19, 2004 Board meeting, Lazard prepared a confidential information memorandum for distribution to select parties that management and Lazard believed might be interested in, and capable of completing, a business combination with the Company. On July 24, 2004, Lazard distributed the confidential information memorandum to 12 interested parties, all of whom had signed confidentiality agreements. Lazard requested initial responses from the parties by August 13, 2004. After July 24, 2004, management responded to questions raised by various parties who received the confidential information memorandum.

Between May 19, 2004 and August 12, 2004, management continued discussions with its joint venture partners in Wellsford/Whitehall relating to the sale of venture assets subject to existing agreements. On July 28, 2004, the Company announced that Wellsford/Whitehall had transferred six office properties and a land parcel to one of the partners in this venture. With this transfer came the elimination of a tax indemnity which restricted most future asset sales of Wellsford/Whitehall through 2007 and simultaneously resolved the outstanding negotiations with the special servicer of the Nomura Debt discussed above. On August 3, 2004, the Company announced the sale of 19 Silver Mesa condominiums for $4.7 million during the second quarter of operations and that one partner in Second Holding would not approve the purchase of any further investments. The Company’s management and its other partners began to evaluate the alternative business strategies available to Second Holding, including holding its existing approximately $1.466 billion of investment grade rated securities maturing principally through April 2010.

On August 12, 2004, the Board held a meeting at which representatives from Lazard discussed their activities since the last Board meeting in May 2004. Specifically, Lazard reported on their initial discussions with some of the Company’s largest stockholders (who generally expressed respect for management but frustration with the Company’s stock price), its marketing efforts and discussions with third parties regarding a potential merger, sale or investment in the Company, and its evaluation of the Company’s strategic alternatives. In addition, Lazard discussed specific asset valuations and the valuation of the Company as a whole that were provided by management and updated the Board on issues and benefits relating to various strategic and cash distribution alternatives. As part of its presentation, Lazard discussed the sensitivity analysis of cash distributions to stockholders, which was based on management’s projections with respect to the possibility of a near-term liquidation and liquidation over a longer period of time. The Board also considered Lazard’s discussion on the sensitivity analysis of stockholder returns, which was based on management’s projections. The sensitivity models were designed by and mathematically compiled and computed by Lazard and based on parameters jointly selected by management and Lazard which took into account various discount rates, the range of management values that might be obtained in liquidation and the length of time to complete the Company’s liquidation. The Board made inquiries of the sources of financial information and reviewed for accuracy and completeness the information provided by management and found Lazard’s reliance on such information to be reasonable. Representatives of Lazard reported that they had distributed the confidential information memorandum to 12 parties who indicated initial interest in a transaction with the Company and that three additional interested parties were not distributed the confidential information memorandum because they were only interested in specific strategic business units or assets. In addition, Lazard also reported that it was not yet clear whether the interested parties would ascribe a higher value to the Company than the value management ascribed to the Company. Lazard indicated that if the responses did not ascribe a higher value to the Company, other alternatives to maximizing stockholder value should be evaluated. Also at this meeting, the Board had a general discussion regarding ways in which the Company could return some of its excess cash to its stockholders, including a special dividend, self-tender and the buy-back of some of its outstanding Common Shares. The Board also discussed the implication of the Company’s terminating its registration and periodic reporting requirements under the Exchange Act and delisting its Regular Common Shares from the AMEX as proposed by management. Bryan Cave, Willkie Farr and Lazard responded to questions during the meeting.

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Between August 12, 2004 and October 1, 2004, management continued to market and sell properties and negotiate with its several remaining venture partners. On September 14, 2004, the Company announced that through its Clairborne Fordham venture (“Clairborne Fordham”), a joint venture with an affiliate of Prudential Life Insurance Company, it had executed an agreement with the owners of Fordham Tower, a 50-story condominium project in Chicago, to obtain title to all the project’s unsold apartment units, its attached parking garage and accompanying commercial rental space in full satisfaction of an outstanding loan. It was the intention of Clairborne Fordham to complete the orderly sale of the remaining components of Fordham Tower.

On October 1, 2004, the Board held a meeting at which representatives of Lazard reported on the status of their activities since the August 2004 Board meeting. During such time, Lazard had obtained responses from some of the interested parties for a potential merger, sale or investment in the Company. It indicated that six additional parties expressed initial interest in the Company, four of whom had signed the confidentiality agreement and received the confidential information memorandum. The other two interested parties were not distributed the confidential information memorandum because they expressed initial interest only in specific strategic business units or assets. Two of the 16 parties to whom Lazard distributed the confidential information memorandum submitted cash offers for the entire Company and one party submitted a bid for Palomino Park only. Lazard reported that the two offers for the entire Company of $14.74 per share and $14.39 per share, which were not firm offers because they were subject to further due diligence, were near the low end of management’s near-term liquidation value range of $14.28 to $18.95 per share and less than the low end of management’s medium-term valuation range of $16.49 to $21.46 per share. The Company’s near-term liquidation value range assumed the total liquidation of our assets within one year whereas the Company’s medium-term liquidation value range assumes the orderly liquidation of our assets, in some case, as they are developed, over the course of three years. Management arrived at these valuation ranges in the manner described under the caption “Proposal 1 — Expected Distributions — Calculation of Estimated Distributions.” In light of management’s estimated liquidation valuations, the Board concluded that none of the offers sufficiently maximized stockholder value because they were lower than management’s estimates of net proceeds derived from a liquidation and that the Company should continue the sale of individual assets. The Board authorized management and Lazard to explore further certain offers. In addition, representatives of Lazard reviewed management’s updated projections (which Lazard did not independently verify) regarding the valuation of the Company’s assets, and the Company as a whole, and discussed with the Board alternatives for use of the Company’s approximately $82 million of cash and U.S. Government securities (amount as of September 30, 2004) in connection with its ongoing business operations and investments. The Board made inquiries of the sources of financial information and reviewed for accuracy and completeness the information provided by management and found Lazard’s reliance on such information to be reasonable. There was also a discussion of the Company’s future capital requirements if it continued as an operating company as well as ways in which it could return some of its available cash to its stockholders. Bryan Cave, Willkie Farr and Lazard responded to questions during the meeting.

Between October 1, 2004 and November 17, 2004, management continued to work with Lazard to respond to questions posed by various potential acquirers and continued to consult with Bryan Cave regarding the tax ramifications of the various strategic alternatives. Specifically, management sought ways in which it might obtain value for the Company’s substantial net operating losses in connection with the pursuit of its strategic alternatives. In addition, management explored with Bryan Cave the positive and negative legal implications, consequences, processes and procedures relating to the Company’s strategic alternatives. On November 5, 2004, management executed an agreement to sell its 51.09% interest in Second Holding to a group affiliated with one of its venture partners subject to Board approval.

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On November 17, 2004, the Board held a meeting at which representatives from Lazard updated the Board on its activities. Lazard indicated that it had received an additional offer for the entire Company for $12.29 per share in cash and $4.21 per share in stock, increasing the number of offers received for the entire Company to three. The additional offer was also made subject to further due diligence and, therefore, was not a firm offer. The cash/stock combination offer was contingent upon the Company retaining its interest in Second Holding, which the Company had already contracted to sell, subject to obtaining Board approval. The Board determined that the Company should reject the cash/stock combination offer and proceed with the sale of Second Holding because the cash/stock combination offer was also at the low end of the Company’s revised near-term liquidation range and because of the uncertainty with respect to the intrinsic value of the stock being offered. Lazard also presented to the Board some matters that should be considered for a potential plan of liquidation for the Company. Ways in which the Company could return some of its available cash to its stockholders were also discussed.

Between November 17, 2004 and January 27, 2005, management continued to work with Lazard and the Company’s outside counsel. On December 6, 2004, the Company announced the sale of its entire interest in Second Holding.

On December 17, 2004, management of the Company met with representatives of MacKenzie Partners, the Company’s proxy solicitor, to review the Company’s stockholder list and the number of shares held by various stockholders, with a view toward considering the appropriate ratio for a reverse stock split to meet Exchange Act and AMEX regulations relating to deregistration and delisting of the Company’s Regular Common Shares.

On January 27, 2005, the Board held a meeting at which management set forth the Company’s business objectives during 2005, including the sale of the remaining assets of the Wellsford/Whitehall joint venture, the continued development of three residential projects, including the Gold Peak condominiums and The Orchards and Claverack single family home projects, the possible sale of the three rental phases of Palomino Park, reviewing new investment opportunities, and continuing to review and pursue the various strategic alternatives. Management considered such business plans to be consistent with the Company’s announced plans of selling assets, retiring debt and accumulating cash. Representatives of Lazard then updated the Board on their activities since the November 17, 2004 Board meeting and, once again, reviewed the Company’s strategic alternatives. The Board discussed the various strategic alternatives in detail, but did not make a decision. In this regard, the Board also discussed how best to accomplish terminating its registration and periodic reporting requirements under the Exchange Act and delisting its Regular Common Shares from the AMEX in the event that the Company adopted a plan of liquidation or continued its present business operations, including a modified Dutch auction tender offer. If such an auction were undertaken, management stated that they would probably not tender their shares, thus potentially increasing their ownership in the surviving entity. Management indicated that given the Company’s cash resources it could not acquire enough shares from a sufficient number of stockholders to ensure that the tender offer alone would result in the Company having less than 300 stockholders so that the Company could terminate its registration and periodic reporting requirements under the Exchange Act. Management indicated that the Company would need to effectuate a reverse stock split, with or without a tender offer, in order to enable the Company to terminate its registration and periodic reporting requirements under the Exchange Act. The Board also discussed that indefinitely continuing the Company’s present operations as a public company, with its accompanying Sarbanes-Oxley reporting requirements, could erode the value of the stockholders’ equity. Bryan Cave, Willkie Farr and Lazard responded to questions during the meeting.

In February and March 2005, the Company had preliminary discussions with another public company regarding a possible merger, but these talks did not result in an offer. In the first quarter of 2005, after extensive consultation with counsel and Lazard and consideration of a variety of options for maximizing stockholder value, management increasingly considered recommending a plan of liquidation accompanied by terminating its registration and periodic reporting requirements under the Exchange Act and delisting its Regular Common Shares from the AMEX. On February 1, 2005, the Company announced that Wellsford/Whitehall had sold a portfolio of seven office buildings, one land parcel, and five net-leased properties, leaving only three office buildings and a development parcel in the venture. On March 15, 2005, the Company announced its intention to redeem the outstanding $25 million Convertible Trust Preferred Securities and its intent to repay $10.4 million of Palomino Park tax-exempt bonds in advance of the May 2005 expiration of the credit enhancement. From January 1, 2004 through March 30, 2005, the Company sold $38.7 million of wholly owned assets and investments and $172 million of properties by Wellsford/Whitehall.

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On March 22, 2005, the Board held a meeting at which management recommended consideration of a plan of liquidation and a reverse stock split. Management advised that, based on current shareholdings, the intended effect from the reverse stock split could be accomplished through a 1-for-100 reverse stock split because the 1-for-100 ratio would allow the Company to cash out odd-lot stockholders to reduce the number of stockholders to below 300. Management based its recommendation for the reverse stock split in part upon the Board’s consideration, in its January 27, 2005 meeting, of the advantages and disadvantages of various options to terminate its registration and periodic reporting requirements under the Exchange Act. Management and Lazard reviewed the recommendations with the Board. In addition, management and Bryan Cave reviewed with the Board written materials prepared by Bryan Cave regarding the legal and procedural issues relating to a possible liquidation, as well as written materials prepared by Venable regarding the fiduciary obligations of the Board in considering and evaluating the Company’s strategic alternatives. The Board discussed the advantages and disadvantages associated with the Company’s various strategic alternatives, including a Plan of Liquidation. Management was instructed to ascertain how much cash could be available for distribution to stockholders if such a Plan were adopted, and over what period of time and in how many installments, would this cash could be made available. The Board authorized management to continue consulting with the Company’s counsel regarding legal and procedural implications of these transactions and with Lazard to finalize its analysis of the Company’s strategic alternatives. In addition, in order to obtain a better understanding of the disclosure that would be required in connection with the pursuit of a plan of liquidation and a reverse stock split, the Board directed Bryan Cave to prepare a draft Proxy Statement. However, the Board did not make any decision regarding the adoption of a plan of liquidation or a reverse stock split or the filing of a Proxy Statement. Bryan Cave, Willkie Farr and Lazard responded to questions during the meeting. Also the Board accepted management’s recommendation to begin marketing for the sale of the three rental phases of Palomino Park, which aggregate 1,184 rental units.

On May 19, 2005, the Board held another meeting. At the meeting, Mr. Lynford noted that at the March 22, 2005 meeting there was a review and discussion of written materials provided by Bryan Cave and Venable regarding the liquidation process and the Board’s fiduciary duties, respectively. Mr. Lynford then reviewed with the Board the general features of the Plan, the estimated liquidation value of the Company, the factors favoring adoption of the Plan, the disadvantages of the Plan, the general purpose and features of the Stock Split (and how it compared favorably to effectuating solely a reverse stock split because among other reasons, obviated a need to exchange stock certificates), the advantages and disadvantages of the Stock Split and other matters relating to the Plan and Stock Split. He noted that the foregoing matters were previously considered by the Board and are set forth in the draft of the Proxy Statement previously distributed to the Board.

Also at the May 19, 2005 Board meeting, representatives from Lazard reviewed with the Board the information in the written materials they prepared and circulated in advance of the meeting. In this regard, Lazard’s representatives reviewed the services performed by Lazard; Lazard’s observations about the Company and its assets; Lazard’s view of the benefits and considerations associated with various strategic alternatives; the process Lazard and the Company engaged in relating to a merger or sale of the Company; the Company’s cash distribution alternatives; a review of a possible range of values of the Company’s assets in a liquidation based on management’s projections and assumptions; and a sensitivity analysis with respect to the timing and amount of the potential cash distributions to shareholders in a liquidation based on management’s projections and assumptions. The Board made inquiries of the sources of the financial information and reviewed for accuracy and completeness the information provided by management and found Lazard’s reliance on such information to be reasonable. Following the presentation made by Lazard’s representatives, the Board discussed the presentation and questioned Lazard’s representatives as well as management about the proposed Plan and the proposed Stock Split. The Board determined, after discussions among themselves and with Lazard and counsel, that a fairness opinion, which usually considers the value of an entity or its assets in connection the sale of a going concern, would not be an appropriate method to test the fairness of the Plan or the Stock Split. Following such discussion, the Board voted unanimously in favor of the Plan and the Stock Split and in favor of recommending to the stockholders the Plan and the Stock Split, to be voted on at the Company’s 2005 Annual Meeting, In addition, the Board approved the form of Proxy Statement presented to it. The Board also voted to amend the Company’s bylaws to enable the Company to postpone the Company’s 2005 annual meeting, usually held in May of each year, until some time during the period between September 25 to October 25, 2005.

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With respect to the direct or indirect sale of the Beekman Properties to Messrs. Lynford and Lowenthal (or an entity controlled by them), the independent directors of the Board, at their May 19, 2005 meeting, met in executive session without Messrs. Lynford and Lowenthal to discuss the merits of the sale of the Beekman Properties. After considering the possible difficulties in obtaining the necessary municipal approvals, the costs expended by the Company to date and costs which may be required in the future, and the length of time it might take to construct and sell residential units, the Board concluded and unanimously agreed (without the votes of Messrs. Lynford and Lowenthal) that (i) an independent third-party appraiser should be retained to appraise the Beekman Properties; (ii) it was in the Company’s interest to enter into a contract with the Beekman Acquirors to establish the minimum amount of consideration to be received by the Company in connection with the sale of the Company’s interests in the Beekman Properties pursuant to the Plan; (iii) the price of the Beekman Properties would be equal to the higher of either the fair market value (based on the appraiser’s valuation and as confirmed by another independent appraiser) or the total costs incurred by the Company with respect to the Beekman Properties; and (iv) notwithstanding any contract of sale to be entered into with the Beekman Acquirors, the Company should preserve the right to accept higher offers from third parties should any offers be made prior to stockholder approval of the Plan. The Board also determined that the Company should also obtain a review appraisal of the third-party appraisal. As part of the transaction, the Board also agreed to transfer the Deferred Compensation Assets to an entity owning the Beekman Properties in connection with relieving the Company of the Deferred Compensation Obligations.

Bryan Cave, Willkie Farr and Lazard responded to questions during the meeting.

On May 26, 2005, the Board held a meeting at which it discussed the abnormally high trading volume of its Regular Common Shares and the fact that many of the trades were in lots of less than 100 shares. It was noted that since only holders of less than 100 Regular Common Shares would be cashed out in connection with the Stock Split, the purchase of Regular Common Shares in lots of less than 100 shares could result in a substantial increase in the aggregate payments made by the Company to holders of less than 100 Regular Common Shares in connection with the Stock Split. It was also noted that these additional payments would reduce the distributions to holders of 100 or more Common Shares in connection with the Plan. Accordingly, the Board unanimously agreed to reserve the right not to effectuate the Stock Split if the aggregate amount to be paid to cash-out fractional shares exceeds $1 million.

On August 18, 2005, the Board held a meeting at which it discussed the status of our progress in obtaining SEC approval of its proxy statement and the status of negotiations relating to our interest in Wellsford/Whitehall being redeemed by that entity. The Board also reviewed and unanimously approved certain changes to the Plan which provided the Company with greater flexibility in implementing and modifying the Plan and approved the redemption of its interest in Wellsford/Whitehall for approximately $8.3 million. In addition, management reported to the Board regarding the progress that the Company had made in connection with the sale of the rental phases of Palomino Park.

On September 12, 2005, the Board met and discussed with management the status of the SEC’s review of our proxy materials, the amount that might be expended by the Company in connection with the Stock Split to cash out fractional shares, and the status and timing of the sale of Palomino Park. Bryan Cave discussed the status of the SEC’s review of the proxy statement, noting that the processing of the proxy statement with the SEC had been more complex and was taking longer than expected because of the inclusion of the Stock Split as one of the proposals. Bryan Cave also indicated that at this time, it could not ascertain when the proxy statement would be available to be mailed to our stockholders and when a stockholders’ meeting could take place. Mr. Lynford reminded the Board that the sale of the rental phases of Palomino Park is subject to approval by the Company’s stockholders. Mr. Lynford reported that based on information received from its proxy solicitor, we would spend significantly more to cash out the fractional shares than the $1 million limit previously anticipated. Mr. Lynford also indicated that any significant delay in the stockholders’ meeting to approve the Plan could jeopardize the sale of the rental phases of Palomino Park. In addition, he noted that in preparation for the board meeting, management had sent to the Board, for their review, a copy of the proxy statement deleting references to the Stock Split as one of the proposals. Based on the foregoing, the Board determined that it would be in the Company’s best interest to abandon the Stock Split.

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On September 21, 2005, the Company’s 35.21% interest in Wellsford/Whitehall, was redeemed for approximately $8.3 million.

On October 3, 2005, the Board met to review with management the cash distributions which the Company expected stockholders will receive in connection with the Plan in view of the redemption of the Company’s interest in Wellsford/Whitehall for approximately $8.3 million, the impending sale of the three residential rental phases of Palomino Park for $176 million and the Board’s prior decision to abandon the Stock Split which would result in the Company continuing to incur the costs of operating as a public company through the liquidation period. As a result of the foregoing factors, the Board determined to increase by $0.50, the range for the aggregate cash distributions it expects stockholders will receive as a result of the Plan from between $18.00 and $20.50 per Common Share to between $18.50 and $21.00 per Common Share. The Board also anticipated that the Initial Distribution would be $14.00 per Common Share, which is at the high end of the previously anticipated Initial Distribution of between $12.00 and $14.00 per Common Share. The Board also voted to amend the Company’s bylaws to enable the Company to postpone the Company’s 2005 Annual Meeting from some time during the period between September 25, 2005 to October 25, 2005 to some time during the period between November 1, 2005 and November 30, 2005.

Lazard Analysis

Since March 2004, the Company has retained Lazard to advise the Company on various strategic financial and business alternatives available to it to maximize stockholder value. Such alternatives under consideration included: other alternatives that would keep the Company independent (by maintaining or increasing the Company’s value as an independent company, whether public or private), recapitalization, acquisitions of businesses or development assets, sale or merger of the Company, dispositions of assets, returning excess cash to stockholders by means of a tender offer, a special dividend, open market repurchases of Regular Common Shares or liquidation, and deregistration and delisting of the Company from the Exchange Act and the AMEX.

With Lazard’s assistance and advice, management and the Board determined that to maintain or increase the Company’s value as an independent company (whether public or private), the Company would have to reinvest the proceeds from recent and ongoing sales, raise additional capital and realize the value from new investments. However, in light of the illiquidity of the Regular Common Shares, the lack of a substantial trading market for the Regular Common Shares, and the recent share price of the Company’s Regular Common Shares relative to its peer group, management and the Board determined that it would be very difficult to raise additional capital, make additional investments at appropriate returns, and concluded that maintaining or increasing the Company’s value as an independent company would not be a viable alternative. Similarly, in light of the difficulty that the Company would likely experience in raising capital, management and the Board determined that it would not be feasible to expand the capitalization of the Company. Our management also considered acquiring businesses or developing additional assets. However, our management was unable to find favorably priced assets that would yield an appropriate return on investment at an acceptable level of risk, and our management was limited in the size of potential acquisitions by the Company’s inability to raise large amounts of capital for investment. As discussed in greater detail in “Proposal 1–Background,” Lazard also prepared a confidential information memorandum for distribution to select parties that management and Lazard believed might be interested in, and capable of completing a business combination with the Company. However, the bids that Lazard received on behalf of the Company were rejected because they were near the low-end of management’s and the Board’s estimated near-term and long-term range of liquidation values for the Company. After the Board examined in detail the legal, financial, tax, accounting and potential aspects and ramifications of returning excess cash to stockholders, the Board rejected the possibilities of initiating a self-tender offer, engaging in an open-market repurchase of Regular Common Shares, and paying a special dividend. With respect to open market purchases, the Board considered the following factors before rejecting this alternative: the limitations on repurchases specified by the Securities and Exchange Commission’s “safe harbor” guidelines, the effect of a reduced market float on the remaining Regular Common Shares, and the limitations on the total dollar amount that the Company could commit to repurchases due to the amount of its cash reserves and its contractual net worth requirements under various loan agreements. With respect to fixed price or Dutch auction self-tender offers, the Board considered the following factors before rejecting this alternative: the risk that a tender offer might be undersubscribed, the somewhat reduced flexibility to respond to market conditions, the effect of a reduced market float on the remaining Regular Common Shares, the limitations on the total dollar amount that the Company could commit to a self-tender offer due to the amount of its cash reserves and its contractual net worth requirements under various loan agreements, and the possibility that the market would perceive a large buyback as an indication of diminishing growth prospects. With respect to the possibility of a special dividend, the Board considered the following factors before rejecting this alternative: the dividend could be taxable as ordinary income and the limitations on the total dollar amount that the Company could commit to a dividend due the amount of its cash reserves and to its contractual net worth requirements under various loan agreements.

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Relying in part on Lazard’s mathematical compilations and computations and sensitivity analyses of the amounts that could be distributed to stockholders based on management’s projections (which projections Lazard did not independently verify) of the proceeds from the Company’s asset sales and the timing of such sales as well as costs and operating expenses over various time frames for liquidation, the Board concluded that a liquidation of the Company would most likely maximize stockholder value. Furthermore, this alternative comported with the Company’s general strategy over the past two years of selling assets, paying down debt, and maximizing cash. Lazard’s role in advising the Board is presented in greater detail in “Proposal 1–Background.”

Expected Distributions

Timing and Amount

At present, we anticipate making a distribution in an amount of $14.00 per Common Share within 30 days after the closing of the sale of the three rental phases of Palomino Park. On August 24, 2005, our wholly-owned subsidiaries entered into an agreement to sell the three residential phases of Palomino Park for $176 million to TIAA-CREF, a national financial services organization. The sale is subject to the approval by the Company’s stockholders of the Plan. Our Board has not established a firm timetable for distributions to stockholders. Under the terms of the Plan and the MGCL, we may make one or more distributions from time to time, after providing for or reserving for the payment of our obligations and liabilities, as we sell or otherwise liquidate our assets. Alternatively, if the Board elects, we may transfer our remaining assets to a liquidating trust and issue each stockholder an interest, which may be certificated, in such liquidating trust. All distributions will be paid to stockholders of record at the close of business on the record dates to be determined by the Board, pro rata based on the number of shares owned by each stockholder.

The final distribution from the Company to our stockholders, or alternatively to a liquidating trust, is expected to be made, if possible, no later than the third anniversary of the date on which our stockholders approve the Plan. However, we cannot assure you that the final distribution of the proceeds of all of our assets will be made in such time period.

Although we cannot be sure of the amounts, we currently believe that you will receive cash distributions totaling in the range of about $18.50 to $21.00 per Common Share. However, should actual circumstances differ from our assumptions, you could receive more or less than that amount. The indicated amount and timing of the distributions represent our current estimates, but it is not possible to determine with certainty the aggregate net proceeds that may ultimately be available for distribution to stockholders. See “Risk Factors.” The actual amount, timing of and record dates for stockholder distributions will be determined by our Board in its sole discretion and will depend upon the timing and proceeds of the sale of our remaining assets, and the amounts deemed necessary by our Board to pay or provide for all of our liabilities and obligations.

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Calculation of Estimated Distributions

To estimate the amounts that may be available for distribution from the liquidation proceeds, we estimated the costs of liquidation. We also estimated general and administrative costs during the liquidation process. The payment of the distributions is in each case subject to the payment or provision for payment of our obligations to the extent not assumed by any purchasers of our assets and any tax liabilities. We believe that we will have sufficient cash and cash equivalents to pay all of our current and accrued obligations as a result of cash from operations and asset sales. Furthermore, we believe that our existing net operating and capital losses for Federal income tax purposes may be sufficient and available to offset any Federal taxable income that we may realize as a result of our liquidation. However, if the Company experiences a “change in control” (as defined under the Internal Revenue Code) during the liquidation period, it is possible that certain limitations on the use of loss carryforwards could cause the Company to incur some regular federal income tax on the disposition of its assets occurring after such change in control. In addition, if contingent or unknown liabilities exist and/or greater federal, state or local income taxes have to be paid, distributions to stockholders may be reduced or delayed. Also, claims, liabilities and expenses will continue to accrue following approval of the Plan, as the expenses that we have estimated for professional fees and other expenses of liquidation are significant. These expenses will reduce the amount of cash available for ultimate distribution to stockholders. See “Risk Factors” for a more detailed discussion of these risks.

We base our estimates of the net proceeds from the sale of the three rental phases of Palomino Park upon a composite of sources, including information from and discussions that we have had with local real estate brokers, our analysis of comparable sales figures, and our internal budgets of costs and operating expenses and other analyses. We base our estimates of the net proceeds from the sale of the condominiums to be constructed at Gold Peak upon a composite of a variety of sources, including information from and discussions that we have had with local real estate brokers, our analysis of comparable sales figures, and our internal budgets of costs and operating expenses and other analyses. Our estimates of the net proceeds from the sale of condominiums at Fordham Tower and from the sale of single family homes at The Orchards and Claverack are based on a similar combination of considerations. Our estimates of the net proceeds from the sale of the Beekman Properties is based upon the total costs incurred by the Company with respect to the Beekman Properties. Our valuation of the Mantua Loan is based upon our assumption that the note will be paid in full. The valuation of our ownership interests in Reis assumes that Reis will be sold for an amount such that the Company will receive an amount not less than its original investment. Other than an appraisal of the Beekman Properties, which is attached as Appendix B, we neither have obtained nor will obtain formal independent appraisals of the fair market value of our properties or any fairness opinions with respect to the liquidation. The most significant factor which will affect the total liquidation value of the Company is the sales price of the rental residential phases of Palomino Park.

Uncertainties Relating to Estimated Distributions

Our estimates of potential distributions were prepared solely for planning purposes. The preparation of these estimates involved judgments and assumptions with respect to the liquidation process that, although considered reasonable at the time by management, may not be realized. We cannot assure you that actual results will not vary materially from the estimates. As we have disclosed under “Risk Factors,” certain examples of uncertainties that could cause the aggregate amount of distributions to be less or more than our estimates include the following:

•	The failure to close the sale of the three rental phases of Palomino Park for $176 million.
•	The value of our assets and the time required to sell our assets may change due to a number of factors beyond our control, including market conditions in the residential real estate market and the length of time it takes to develop or sell our residential real estate projects.
•	The sale of land and construction in progress at Gold Peak and The Orchards to another developer, and the sale of our joint venture interest in Claverack to our partner in that venture, would likely result in net proceeds less than we would have realized from the sale of completed residential units at such projects; however, proceeds from the sale of land and our joint venture interest would likely be received sooner than the proceeds from the sale of completed units and the Company would likely incur less aggregate general and administrative costs.

•	Our estimate of distributable cash resulting from our liquidation is based on estimates of the costs and expenses of the liquidation and operating the Company. If actual costs and expenses exceed or are less than such estimated amount, aggregate distributions to stockholders from liquidation could be less or more than estimated.

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•	If properties are not sold by the times and at prices we currently expect, the liquidation may yield distributions less than or greater than the recent market prices of the Common Shares.

•	There is no assurance that Reis will be sold as an entity to a third party. Because of transfer restrictions and the fact that we only own a minority interest (a portion of which is held through a partnership), if we cannot liquidate our ownership interests in Reis as part of a sale of Reis, we may have to sell our ownership interest in Reis to a third party at an amount that cannot be readily ascertained. Alternatively, after the expiration of three years (or earlier, if our Board determines that it is in the best interest of the Company), our ownership interests in Reis, together with any other remaining assets, may be contributed to a liquidating trust from which distributions would subsequently be made.

•	If liabilities, unknown or contingent at the time of the mailing of this Proxy Statement, later arise which must be satisfied or reserved for as part of the Plan, the aggregate amount of distributions to stockholders as a result of the Plan could be less than estimated.

•	Delays in consummating the Plan could result in additional expenses and result in actual aggregate distributions to stockholders less than our estimated amount.

•	If the Company experiences a “change in control,” as defined under the Internal Revenue Code, during the liquidation period, it is possible that certain limitations on the use of loss carryforwards could cause the Company to incur some regular U.S. Federal income tax on the disposition of its assets occurring after such change in control.

We do not anticipate updating or otherwise publicly revising the estimates presented in this document to reflect circumstances existing or developments occurring after the preparation of these estimates or to reflect the occurrence of anticipated events. The estimates have not been audited, reviewed or compiled by independent auditors.

Modification of Plan of Liquidation; No Further Stockholder Action Required

Notwithstanding approval of the Plan by the stockholders of the Company, our directors or the trustees of any liquidating trust may modify or amend the Plan without further action by or approval of our stockholders to the extent permitted under then-current law. However, in the event that a modification or amendment to the Plan would represent a material change to the intent of the Plan, we would seek further stockholder approval of such material change, which approval would only require the approval of a majority of the holders of outstanding Common Shares. Our directors may also, at their discretion, abandon the Plan even after it has been approved by our stockholders.

Once our stockholders have approved the Plan, no further stockholder action will be required to sell the remainder of our assets and to make the distributions described in the Plan. Furthermore, if our stockholders approve the Plan, the Board will have the authority to sell any and all of the Company’s assets on such terms as the Board determines appropriate, subject to the provisions of the Plan. Notably, our stockholders will have no subsequent opportunity to vote on such matters and will, therefore, have no right to approve or disapprove the terms of such sales.

How Stock Options Will Be Affected by Distributions Made Under the Plan

No liquidating distributions will be made to our option holders. However, the exercise price of options held by certain of our option holders may be reduced, and certain other adjustments to such options may be made, including an increase in the number of options outstanding, to account for the reduction in value of the Common Shares as a result of cash distributions made to shareholders, including the Initial Distribution. In such case, adjustments will be undertaken to prevent the dilution of benefits for the options in accordance with applicable federal tax laws and regulations and the relevant provisions of the option plans pursuant to which such options were issued.

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Cancellation of Common Shares

Our final distribution, which may be either in cash or in the form of trust certificates representing interests in a liquidating trust, will be in complete redemption and cancellation of our outstanding Common Shares. Upon such final distribution, you may be required to surrender your share certificates. If we cannot make distributions to a stockholder because mail is not deliverable to the last known address of that stockholder on the stockholder list we or our transfer agents maintain, we will hold the funds subject to unclaimed funds or escheat statutes of the state of the stockholder’s last known address. If such state does not have an escheat law, the law of Maryland will govern. If a stockholder does not claim such funds within the statutory period, the funds may escheat to the state.

Steps Taken Consistent with the Plan

Consistent with the Company’s plan to sell assets, retire debt and accumulate cash to enhance its business options, and with due consideration of its on-going evaluation of its strategic alternatives, the following transactions have been consummated and the following actions taken, all of which the Board believes to have been in the best interests of the Company and consistent with the proposed Plan:

•	The sale by the Company in November 2004 of its entire interest in Second Holding, a joint venture special purpose finance company, organized to purchase investment and non-investment grade rated real estate debt instruments and investment grade rated other asset-backed securities.

•	The sale by Wellsford/Whitehall, on January 21, 2005, of five retail stores.

•	The sale by Wellsford/Whitehall, on January 27, 2005, of seven office properties and a land parcel.

•	The sale by Wellsford/Whitehall, in April and May 2005, of two office properties.

•	The redemption by the Company, on April 6, 2005, of $25 million of Convertible Trust Preferred Securities held by an affiliate of Equity Residential Trust (“EQR”). The Company utilized a portion of its available cash to complete the transaction. The securities were issued in May 2000, had an interest rate of 8.25% per annum and were convertible into 1,123,696 Common Shares at $22.248 per share.

•	On April 6, 2005, the Company obtained development and construction financing for the construction of 259 condominium units at Gold Peak. The aggregate amount of the development and construction loans is $28.8 million. The loans bear interest at LIBOR + 1.65% per annum and mature in May 2008 with respect to the construction loan and September 2006 with respect to the development loan, both of which have additional extension options, subject to the satisfaction of certain conditions being met by the borrower.

•	The Company began development and construction of the Gold Peak property with the intention of closing condominium sales commencing in 2006. As of September 30, 2005, the Company has entered into contracts to sell a total of 70 condominium units at an aggregate sales price of approximately $19 million. We can give no assurance as to the number of units that will be sold pursuant to these contracts.

•	The Company proceeded with development of residential housing units at The Orchards and Claverack with the intention of commencing sales at these developments in 2006.

•	In April 2005, the Company exercised its contingent purchase option on a parcel of land contiguous to the Orchards, which could be used to develop an additional 60 single family homes. However, the seller at this time cannot deliver the parcel in accordance with the terms and conditions of the agreement. Therefore, until such time as the seller can remedy specific issues under dispute, we are not obligated to complete the purchase of the property.

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•	The Company, in April 2005, retained a real estate brokerage firm to market and sell the three rental phases of Palomino Park.

•	The Company, on May 2, 2005, repaid the $10.4 million Palomino Park tax-exempt bonds.

•	The independent members of the Board approved the direct or indirect sale of the Company’s interests in the Beekman Properties to the Beekman Acquirors and the transfer of the Deferred Compensation Assets to an entity owning the Beekman Properties in connection with relieving the Company of the Deferred Compensation Obligations in an amount equal to the Deferred Compensation Assets.
•	On August 24, 2005, our wholly-owned subsidiaries entered into an agreement to sell the three residential phases of Palomino Park for $176 million to TIAA-CREF, a national financial services organization. The sale is subject to approval of the Plan by the Company’s stockholders.

•	On September 21, 2005, the Company’s 35.21% interest in Wellsford/Whitehall was redeemed for approximately $8.3 million.

In connection with the proposed purchase of the Beekman Properties (or of the interests in an entity that owns the Beekman Properties) by the Beekman Acquirors, a committee consisting of all of the independent directors, Bonnie R. Cohen, Douglas Crocker II, Meyer “Sandy” Frucher, and Mark S. Germain, have retained an independent, third party appraiser, to value the Beekman Properties, which will be sold at a price equal to the greater of either (i) the fair market value of the Beekman Properties, based on an appraisal conducted by an independent appraiser retained by the independent members of our Board (and as confirmed by another independent appraiser) or (ii) the total costs incurred by the Company with respect to the Beekman Properties (which through August 31, 2005, aggregated approximately $1.1 million, an amount greater than the appraised fair market value).

Dissolution

No later than three years from the date our stockholders approve the Plan, we will file Articles of Dissolution with the Maryland SDAT to dissolve the Company. The Board, however, reserves the discretion and authority to file the Articles of Dissolution at an earlier date, subject to the final liquidation of the Company’s assets or to the transfer of the Company’s remaining assets into a liquidating trust. The dissolution will become effective upon acceptance for record of the Articles of Dissolution by the SDAT and our obtaining a tax clearance certificate from the SDAT. Although we intend to wind up our affairs, pay or provide for all of our debts and liabilities before we file our Articles of Dissolution, under the MGCL, even after we file Articles of Dissolution, we will continue to exist for the purpose of winding up our affairs by marshalling our assets, selling or otherwise transferring assets which are not to be distributed in kind to our stockholders, paying our debts and other liabilities and doing all other acts incident to liquidation of our business and affairs. However, after the Articles of Dissolution have been filed, we will not carry on any other business.

Transferability of Shares; AMEX Listing

We anticipate that the market price of our Common Shares will decline as we make liquidating distributions to our stockholders. It is likely that AMEX will consider suspending trading in or remove from listing our Regular Common Shares, for among other reasons, if the aggregate market value of shares publicly held is less than $1 million or if liquidation has been authorized. In the event that AMEX acts to delist our Regular Common Shares, we, at present, do not intend to interpose any objections. In the event that AMEX delisted our Regular Common Shares, we could still be subject to the periodic reporting and disclosure requirements of the Exchange Act.

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We may close our stock transfer books at any time after the Articles of Dissolution have been filed or after we have transferred all of our assets to a liquidating trust and, in any event, will close our stock transfer books and discontinue recording transfer of Common Shares on the earliest to occur of:

•	the close of business on the record date fixed by the Board for the final liquidating distribution,

•	the close of business on the date on which our remaining assets are transferred to a liquidating trust, or

•	the date on which we cease to exist under Maryland law.

After the stock transfer books have been closed, certificates representing Common Shares will not be assignable or transferable on the Company’s books except by will, intestate succession or operation of law. After the final record date for the recording of stock transfers, the Company will not issue any new stock certificates, other than replacement certificates.

Liquidating Trust

We may distribute our assets at any time into a liquidating trust. If all of our assets are not sold or distributed prior to the third anniversary of the approval of the Plan by our stockholders, we may transfer any assets not sold or distributed, including any contingency reserve or other cash on hand, to a liquidating trust. Furthermore, the Board and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (such as interests in real property, securities in privately held companies, or promissory notes) or where the Board determines that it would not be in the best interests of the Company and the stockholders for the assets to be distributed directly to the stockholders at the time. The Board may elect to distribute our assets to a liquidating trust prior to the third anniversary of stockholder approval of the Plan if they determine that the liquidating trust is in the best interest of the stockholders. We anticipate that by distributing assets to the liquidating trust, savings may result from reductions in the costs of (i) preparing certain periodic reports required by, and complying with the rules and regulations of, the SEC and the AMEX; (ii) state franchise taxes; (iii) audit and legal fees; and (iv) other company costs.

If a liquidating trust is established, we would distribute to the then holders of our Common Shares interests in the liquidating trust in proportion to the number of Common Shares owned by such stockholders. This distribution would be a taxable event to such stockholders. The sole purpose of the liquidating trust would be to distribute or liquidate any remaining assets on terms satisfactory to the liquidating trustees and, after paying any of our remaining liabilities, distribute the proceeds of the sale of assets formerly owned by us to the holders of the interests in the liquidating trust. The liquidating trust will be obligated to pay any of our expenses and liabilities that remain unsatisfied.

Approval of the Plan will constitute the approval by our stockholders of the establishment of a liquidating trust if determined to be necessary or appropriate by the Board, its appointment of one or more individuals to act as trustee or trustees and the terms of any liquidating trust agreement adopted by our Board. Our Board reserves the right to appoint, at its discretion, existing Company officers or Board members to serve as trustees of the liquidating trust. We anticipate that the Board will select trustees on the basis of the experience of each individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust and the ability of the individual or entity to serve the best interests of the holders of trust interests. Stockholder approval of the Plan will also constitute stockholder approval of any liquidating trust agreement with the trustee or trustees on such terms and conditions as may be approved by the Board.

We anticipate that the trust agreements would provide that the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to the Company’s stockholders and that the trust property would be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. In the discretion of the trustees, the stockholders’ interests in the trust may be represented by certificates or by noting such interests in the trust’s records, in which case there would be no certificates or other tangible evidence of trust interests. No stockholder will be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange Common Shares in order to receive the interests, unless the interests in the trust are certificated. In addition, we anticipate that the trust would be irrevocable and would terminate after the earliest of (i) the date the trust property is fully distributed, (ii) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, have approved the termination, or (iii) a specified number of years have elapsed after the creation of the trust.

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We do not anticipate that interests in the liquidating trust will be freely transferable except in limited circumstances such as death of the holder of trust interests. Therefore, the recipients of the interests in the liquidating trust will not realize any value from these interests unless and until the trust distributes cash or other assets to them, which will be solely in the discretion of the trustees.

Our Board has not determined the detailed terms or structure for a liquidating trust. The characteristics of any liquidating trust will be determined by our Board at a future date depending on factors such as the number and value of assets to be held by the liquidating trust and the number of holders of interests in the liquidating trust.

Our Advisor

Lazard has acted as our advisor since March 2004 in connection with the evaluation of our strategic alternatives. They assisted us in analyzing and evaluating our strategic alternatives, the implementation of such alternatives, the valuation of the Company and creating financial models. Lazard is an international investment banking firm headquartered in New York, New York.

Certain Transactions and Possible Effects of the Approval of the Plan of Liquidation Upon Directors and Officers

Possible effects of the approval of the Plan of Liquidation upon directors and officers

The approval of the Plan by our stockholders may have certain effects upon our officers and directors, including those set forth below. A majority of the members of the Board qualify as independent directors under the listing standards of the AMEX, the Exchange Act, and the requirements of any other applicable regulatory authority, including the SEC.

All of our current, and certain of our former, officers and directors hold Regular Common Shares and/or options to acquire Regular Common Shares. In addition, the Company’s non-qualified deferred compensation trust holds Regular Common Shares for the benefit of some members of management. On September 30, 2005, our directors and officers, as a group, and our non-qualified deferred compensation trust, under which some members of management are beneficiaries, beneficially owned 6.3% of the Common Shares (exclusive of any options that may have been exercisable as of September 30, 2005). Our directors and officers have indicated that they intend to vote in favor of the Plan. The Company has directed the trustee of the Company’s non-qualified deferred compensation trust to vote all of the Regular Common Shares held in the non-qualified defined compensation trust in favor of all of the Plan.

In addition, the exercise price of options held by certain of our option holders may be reduced, and certain other adjustments to such options may be made, to account for the reduction in value of the Common Shares as a result of cash distributions made to shareholders, including the Initial Distribution. In such case, adjustments will be undertaken solely to prevent the dilution of benefits for the options in accordance with the relevant provisions of the option plans pursuant to which such options were issued.

No officer or director who served as an officer or director on the day the Board adopted the Plan is party to an agreement with the Company providing for compensation for a fixed term or for severance upon termination other than Jeffrey H. Lynford, James J. Burns, William H. Darrow II, David M. Strong, and Mark P. Cantaluppi. However, only the employment agreement between the Company and Mr. Lynford has specific provisions applicable to the adoption of a plan of liquidation by the Company’s stockholders. For a description of the arrangements between the Company and Mr. Lynford, see “Proposal 1 —Certain Transactions and Possible Effects of the Approval of the Plan upon Directors and Officers: Effect of Plan of upon senior management’s employment agreements” and “Proposal 2—Employment Agreements.”

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The Board may confer other benefits or bonuses to the Company’s officers and employees, including Mr. Lynford who is also a director, in recognition of their services to the Company based on the performance of officers and employees, including performance during our liquidation process.

Although the matters set forth above may be deemed to give rise to a potential conflict of interest with respect to the Board’s adoption of the Plan, the Plan was adopted by the unanimous vote of all of the directors, including the directors believed by the Board to be independent. The Board determined that no independent committee was required to review and approve the Plan because the provisions of the Plan would affect all stockholders equally and none of the Board members would benefit in a way that would be disproportionately different than any other stockholder of the Company.

Effect of Plan of Liquidation upon senior management’s employment agreements

Mr. Lynford’s employment agreement contains provisions which grant him certain benefits and payments, including, but not limited to, health, dental and life insurance benefits and severance payments if he terminates his employment in the event of a “change of control.” The adoption of the Plan by the Board and the Company’s stockholders and the consummation of the transactions contemplated by the Plan would constitute a “change of control” under Mr. Lynford’s employment agreement, which is discussed below. Furthermore, Mr. Strong’s employment agreement provides for certain payments to be made to him upon the occurrence of certain events that are contemplated by the Plan.

In August 2004, the Company and Mr. Lynford entered into a Second Amended and Restated employment agreement which provides, among other things, that Mr. Lynford receive from January 1, 2005 until the expiration of the agreement on December 31, 2007, a base salary of $375,000 per year and a minimum annual bonus of $375,000. The employment agreement of Mr. Lynford contains provisions which entitles him to certain benefits and payments, including, but not limited to, health, dental and life insurance benefits, in the event he terminates his employment agreement following a “change of control” (as defined in his employment agreement and which definition includes adoption of a plan of liquidation as a “change of control”). Accordingly, if the Plan is approved by our stockholders, Mr. Lynford, if he elects to terminate his employment with the Company, would be entitled to the payment of $643,000, if not paid before based upon the terms of his contract, which would otherwise be due to him on January 1, 2008, and an amount equal to the balance of his salary and minimum annual bonus (each payable at a rate of $375,000 per year) due to him through December 30, 2007, plus the continued payment by the Company of certain other benefits such as health, dental and life insurance premiums through December 30, 2007. In addition, if there is a sale or series of sales of Palomino Park having a value on the Company’s financial statements equal to or in excess of 80% of the value of Palomino Park on such financial statements, Mr. Lynford will be entitled to receive $643,000, which would be in lieu of the accelerated $643,000 payment described above. The closing of the sale of the three rental phases of Palomino Park under the existing contract between our subsidiaries and TIAA-CREF would entitle Mr. Lynford to receive the remaining $643,000 payment.

In October 2004, the Company and Mr. Strong entered into a Third Amended and Restated Employment Agreement which provides, among other things, that Mr. Strong receive, effective January 1, 2005, a base salary of $205,500 per year, increased at the rate of 3% for 2006, and a minimum annual bonus of 75% of his base salary. The agreement expires on December 30, 2006. Mr. Strong is also entitled to receive a lump sum special bonus payment of up to $1 million based upon the level of the Company’s return on its investment in the Palomino Park project, above certain defined thresholds. Mr. Strong will also be entitled to receive an additional lump sum bonus payment based upon the number of units sold (at $1,000 per unit) as well as the amount equal to 5% of any Profit, as defined in his employment agreement, in excess of $8,259,000 in the Gold Peak portion of the Palomino Park project following the construction of the project and the sale of all condominium units.

Purchase of Beekman Properties by the Beekman Acquirors

As described earlier, the Beekman Properties are comprised of two contiguous parcels of land located in Beekman, New York. In February 2005, the Company purchased one of the parcels, consisting of approximately ten acres, for $650,000. In December 2004, we entered into a contract to purchase the second parcel consisting of 14 acres contiguous to the first parcel, subject to municipal site plan approval, for $1,080,000. Our $300,000 deposit under this contract is secured by a first mortgage lien on the property.

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Under the Plan, which you are being asked to approve, the Beekman Acquirors will purchase the Beekman Properties (or our interests in entities that own the Beekman Properties), which consists of a ten acre parcel and a contract to acquire a contiguous 14 acre parcel. As part of the sale of the Beekman Properties (or of our interests in entities owning the Beekman Properties), the Beekman Acquirors shall also acquire the Deferred Compensation Assets in connection with relieving the Company of the Deferred Compensation Obligations in an amount equal to the Deferred Compensation Assets. To simplify the structure and for tax purposes, the Company’s Regular Common Shares comprising the Deferred Compensation Assets may be transferred back to the Company and canceled and the Company’s obligations to make the distributions with respect to such shares would then be evidenced by a written agreement to satisfy those obligations as if such shares remained outstanding. The Beekman Acquirors will be comprised of Jeffrey H. Lynford, the Company’s Chairman, Chief Executive Officer, President and director of the Company, and Edward Lowenthal, a director and the former Chief Executive Officer and President of the Company, or an entity controlled by them.

In connection with the proposed purchase of the Beekman Properties by the Beekman Acquirors, the independent directors of the Board unanimously approved a resolution to retain an independent, third party appraiser to value the Beekman Properties. The committee of independent directors of Board approved the sale of the Beekman Properties (or, in the alternative, of our interests in an entity that owns the Beekman Properties) to the Beekman Acquirors at a price equal to the greater of either (i) the fair market value of the Beekman Properties, based on an appraisal conducted by an independent appraiser retained by the independent members of our Board (and as confirmed by another independent appraiser) or (ii) the total costs incurred by the Company with respect to the Beekman Properties (which through August 31, 2005 aggregated approximately $1.1 million, an amount greater than the appraised fair market value). The appraisal opinion, without the appraisal report, is attached as Appendix B and the review appraisal confirming the independent appraisal, without exhibits, is attached as Exhibit C.

The independent members of the Board determined that it would not be necessary to obtain a fairness opinion regarding this transaction because fairness opinions are typically rendered in the context of the sale of a going concern and not in the direct or indirect sale of an asset such as real property. Furthermore, the Board determined, after discussions among themselves and with Lazard, that a fairness opinion, which usually considers the value of an entity or its assets in connection the sale of a going concern, would not be an appropriate method to test the fairness of this transaction. In addition, the independent members of the Board determined that the appraisal rendered by an independent third-party appraiser was an appropriate method to establish the value of the Beekman Properties.

Directors’ and officers’ insurance

We intend to maintain an insurance policy for our officers, directors, employees, agents and representatives against liability asserted against or incurred by such persons in their capacity as such or arising from their status as officer, director, employee, agent, or representative, and for actions taken in connection with the Plan and the winding up of our affairs, which will continue in effect for a period of up to six years following the completion of the liquidation.

Appraisal Rights of Stockholders

Under the MGCL, you are not entitled to any rights of appraisal or similar rights in connection with the approval of the Plan.

Material Federal Income Tax Consequences of the Plan of Liquidation

The following discussion summarizes the material U.S. Federal income tax considerations that may be relevant to you as a result of the liquidation. This discussion is based upon interpretations of the Internal Revenue Code, Treasury regulations promulgated under the Internal Revenue Code, judicial decisions, and administrative rulings as of the date of this Proxy Statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all U.S. Federal income tax consequences or any state, local or foreign tax consequences of the liquidation. Your tax treatment may vary depending upon your particular situation. Also, U.S. stockholders subject to special treatment, including dealers in securities or foreign currency, tax-exempt entities, subchapter S corporations, REITs, regulated investment companies, persons who acquired our stock upon exercise of stock options or in other compensatory transactions, banks, thrifts, insurance companies, persons that hold our capital stock as part of a “straddle”, a “hedge”, a “constructive sale” transaction or a “conversion transaction”, persons that have a “functional currency” other than the U.S. dollar, and investors in pass-through entities, may be subject to special rules not discussed below. This discussion also does not address the U.S. Federal income tax consequences of the liquidation to holders of our capital stock that do not hold that stock as a capital asset. This discussion assumes that the Company will make distributions pursuant to, and in accordance with the Plan of Liquidation.

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For purposes of this discussion, a U.S. stockholder means any of the following: (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (Federal or state); (3) an estate the income of which is subject to U.S. Federal income taxation regardless of its sources; (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. stockholders have authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. stockholder; and (5) any other person whose worldwide income and gain is otherwise subject to U.S. Federal income taxation on a net basis.

If a partnership holds Common Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. This summary does not address the tax treatment for U.S. Federal income tax purposes of partnerships or pass-through entities that hold Common Shares or persons who hold their interests through such a partnership or pass-through entity. Such persons are urged to consult their tax advisors.

This U.S. Federal income tax discussion is for general information only and may not address all tax considerations that may be significant to a holder of our Common Shares. You are urged to consult your own tax advisor as to the particular tax consequences of the liquidation, including the applicability and effect of any state, local or foreign laws and changes in applicable tax laws.

Tax Consequences to the Company

The sale of the Company’s assets pursuant to the Plan will be taxable transactions with respect to the Company to the extent that any gain or loss is realized. The Company will realize gains or losses measured by the difference between the proceeds received by them on such sale and the Company’s tax basis in the assets. For purposes of calculating a gain or loss, the proceeds received by the Company will include the cash received by the Company, the amount of the Company’s indebtedness that is cancelled or assumed, and any other consideration received by the Company for their assets. In general, it is anticipated that during the winding-up period the Company may have sufficient current losses and loss carryforwards to offset the expected income for regular Federal income tax purposes. However, if the Company experiences a “change in control” (as defined under the Internal Revenue Code) during the liquidation period, it is possible that certain limitations on the use of loss carryforwards could cause the Company to incur some regular federal income tax on the disposition of its assets occurring after such change in control. In addition, the transfer of certain Deferred Compensation Assets and Deferred Compensation Liabilities to an entity owning the Beekman Properties would likely result in the loss of the related compensation deduction to the Company, estimated to be an amount equal to the value of the assets so transferred. However, since it has been estimated that the Company currently has more net operating and capital loss carryforwards available to it than the amount of income and gain expected to be realized during the wind-up period, the value of the deferred compensation deductions, if allowable to the Company, is remote, and the loss of such deduction would not likely be materially detrimental to the Company.

Due to limitations on the use of net operating losses to offset alternative minimum taxable income, the company may be liable for alternative minimum tax during the winding-down period. In addition, the Company may be subject to state income taxes to the extent that gains exceed losses for state tax law purposes, but the Company does not anticipate that such taxes, if any, will be significant except with respect to the sale of the three rental phases of Palomino Park.

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Tax Consequences to Stockholders

Generally, any gain or loss recognized by a U.S. stockholder of the Company on the liquidation of the Company will constitute a capital gain or loss so long as such U.S. stockholder holds his shares as a capital asset. In general, the amount of gain or loss recognized by a U.S. stockholder on the liquidating distribution by the Company will be measured as the amount by which the cash (and value of any other property) received by such U.S. stockholder in the liquidating distribution of the Company exceeds or is less than his tax basis in the Common Shares redeemed in the liquidation.

Liquidating distributions to Stockholders will first be applied against the total adjusted basis of each block of Common Shares and gain will be recognized only after an amount equal to his or her adjusted basis in such block of Common Shares has been fully recovered. For the purposes of this discussion, a “block of Common Shares” means the number of Common Shares purchased by a U.S. stockholder at any one time in a given transaction. Where a U.S. stockholder of the Company owns more than one block of Common Shares and if he or she were to receive a series of distributions in complete liquidation of the Company, each distribution would be allocated ratably among the several blocks of Common Shares owned by that U.S. stockholder in the proportion that the number of shares in the particular block bears to the total number of Common Shares held by that U.S. stockholder. Gain or loss must be computed separately with respect to each block of Common Shares, and gain will be recognized with respect to a block of Common Shares only after the adjusted basis of that block has been recovered. Once the adjusted basis of a specific block of Common Shares has been recovered, any subsequent distributions allocable to that block would be recognized as gain in their entirety. Any losses resulting from the liquidation would be recognized only after the Company has made its final liquidation distribution.

Gain or loss recognized by a U.S. stockholder with respect to Common Shares constituting capital assets in his or her hands will be characterized as long-term capital gain or loss, provided such stockholder meets the one-year capital gain holding period required under the Internal Revenue Code. In the case of a U.S. stockholder other than a corporation, capital losses must be offset against capital gains. Any net short-term and long-term capital losses of U.S. stockholders other than a corporation are also allowed as a deduction against ordinary income in any one year up to a maximum of $3,000. Any net capital losses not allowed in one year can be carried over to subsequent years.

In the case of a corporate U.S. stockholder, capital losses can be used only to offset capital gains. Corporations may generally carry back unused capital losses three years and/or carry them forward five years.

Tax Consequences of Liquidating Trust

The Company may, at some point during the winding-up period, decide to transfer its then assets subject to Company liabilities to a liquidating trust. In that event, you will be treated as having received a liquidating distribution equal to your share of the amount of cash and the fair market value of any asset distributed to the liquidating trust, net of any accompanying liabilities. As with other liquidating distributions described above, you will be required to recognize a gain to the extent the value of such liquidating distribution is greater than your basis in your stock notwithstanding that you may not currently receive a distribution of cash or any other assets with which to satisfy the resulting tax liability.

An entity classified as a liquidating trust may receive assets, including cash, from the liquidating entity without incurring any tax. It will be treated as a grantor trust, and accordingly will also not be subject to tax on any income or gain recognized by it. Instead, you will be treated as the owner of your pro rata portion of each asset, including cash, received by and held by the liquidating trust. Accordingly, you will be required to take into account in computing your taxable income your pro rata share of each item of income, gain and loss of the liquidating trust.

An individual U.S. stockholder who itemizes deductions generally may deduct his pro rata share of fees and expenses of the liquidating trust only to the extent that such amount, together with the U.S. stockholder’s other miscellaneous deductions, exceeds 2% of his adjusted gross income. A U.S. stockholder will also recognize taxable gain or loss when all or part of his pro rata portion of an asset is disposed of for an amount greater or less than his pro rata portion of the fair market value of such asset at the time it was transferred to the liquidating trust. Any such gain or loss will be capital gain or loss so long as the U.S. stockholder holds his interest in the assets as a capital asset.

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If the liquidating trust fails to qualify as such, its treatment will depend, among other things, upon the reasons for its failure to so qualify. In such case, the liquidating trust would most likely be taxable as a partnership. If the Board avails itself of the use of a liquidating trust, it is anticipated that every effort will be made to ensure that it will be classified as such for Federal income tax purposes.

Consequences to Non-U.S. Stockholders

Generally, a non-U.S. stockholder’s gain or loss from the liquidation will be determined in the same manner as that of a U.S. stockholder. If a non-U.S. stockholder’s capital stock constitutes a “U.S. real property interest” within the meaning of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) or if the gain from the liquidating distributions is otherwise effectively connected with a U.S. trade or business of the non-U.S. stockholder, that non- U.S. stockholder will generally be subject to U.S. Federal income tax with respect to any gain recognized in the liquidation. In the case of an individual non-U.S. stockholder whose gain from the liquidating distributions is not effectively connected with a U.S. trade or business, that tax will generally be at capital gains rates. In addition, in the case of non-U.S. corporations, the non-U.S. stockholder may be subject to applicable alternative minimum tax and the possible application of the 30% branch profits tax. An applicable income tax treaty may modify these consequences for a non-U.S. stockholder eligible for treaty benefits and non-U.S. stockholders should consult with their tax advisors regarding the possible application of such a treaty.

Our capital stock owned by a non-U.S. stockholder will generally not constitute a U.S. real property interest if, at the time such non-U.S. stockholder receives a liquidating distribution, our stock is regularly traded on an established securities market and such non-U.S. stockholder has not held more than 5% of the total fair market value of our capital stock at any time during the five-year period ending on the date of receipt of the final liquidating distribution. It is not known whether, at the time you receive the final liquidating distribution, the Company’s stock will be regularly traded on an established securities market. Other exceptions may apply to treat the capital stock you own as other than a “U.S. real property interest.” This discussion assumes that the Company’s capital stock will constitute a U.S. real property interest at the time of any liquidating distributions.

Any liquidating distributions paid to non-U.S. stockholders will be subject to income tax withholding at the rate of 10% if our capital stock in the hands of a non-U.S. stockholder constitutes a U.S. real property interest. Because of the difficulties of determining whether a particular non-U.S. stockholder’s capital stock constitutes a U.S. real property interest, non-U.S. stockholders should anticipate that 10% of each liquidating distribution will be withheld and paid over to the Internal Revenue Service. A non-U.S. stockholder may be entitled to a refund or credit against the non-U.S. stockholder’s U.S. tax liability with respect to the amount withheld, provided that the required information is furnished to the Internal Revenue Service on a timely basis.

Non-U.S. stockholders should consult their own tax advisors regarding the U.S. tax consequences of the liquidation, the FIRPTA rules, and withholding tax considerations.

Backup Withholding

Unless you comply with applicable reporting and/or certification procedures or are an exempt recipient under applicable provisions of the Internal Revenue Code and Treasury regulations promulgated under the Internal Revenue Code, you may be subject to backup withholding tax with respect to any cash payments received pursuant to the liquidation. You should consult your own tax advisors to ensure compliance with these procedures.

Backup withholding generally will not apply to payments made to exempt recipients such as a corporation or financial institution or to a U.S. stockholder who furnishes a correct taxpayer identification number or a non-U.S. stockholder who provides a certificate of foreign status and provides other required information. If backup withholding applies, the amount withheld is not an additional tax but is credited against that stockholder’s U.S. Federal income tax liability.

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Foreign, State and Local Income Tax

You may also be subject to foreign, state or local taxes with respect to the liquidating distributions received from us pursuant to the plan. You should consult your tax advisors regarding such taxes.

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Financial Statements

The following tables set forth summary consolidated statement of operations data for the Company for the three and six months ended June 30, 2005 and 2004 and for the years ended December 31, 2004, 2003 and 2002 and summary consolidated balance sheet data at June 30, 2005 and December 31, 2004 and 2003. This information should be read in conjunction with the consolidated financial statements included in the quarterly report on Form 10-Q filed on August 3, 2005 and in the annual report on Form 10-K filed on March 15, 2005.

(amounts in thousands, except per share data)

Summary Consolidated Statement of Operations Data	For the Three Months Ended June 30,		For the Six Months Ended June 30		For the Years Ended December 31,

	2005	2004	2005	2004	2004	2003	2002

Revenues	$4,037	$8,540	$8,339	$14,707	$27,649	$35,602	$30,512
Costs and expenses	(7,507)	(10,575)	(14,080)	(19,155)	(37,580)	(37,903)	(33,750)
Income (loss) from joint ventures	6,404	(1,014)	5,913	(6,106)	(23,715)	(34,429)	(209)
Minority interest benefit	35	5	66	44	88	85	43

Income (loss) before income taxes,
Convertible Trust Preferred Securities and discontinued operations	2,969	(3,044)	238	(10,510)	(33,558)	(36,645)	(3,404)
Income tax (expense) benefit	—	(59)	(60)	(99)	130	(7,135)	1,322
Convertible Trust Preferred Securities distributions, net of tax benefit of $720 in 2002	—	—	—	—	—	(2,099)	(1,380)

Income (loss) from continuing operations	2,969	(3,103)	178	(10,609)	(33,428)	(45,879)	(3,462)
Income from discontinued operations, net
of taxes	—	789	—	776	725	20	90

Net income (loss)	$2,969	$(2,314)	$178	$(9,833)	$(32,703)	$(45,859)	$(3,372)

Per share amounts, basic and diluted:
Income (loss) from continuing
operations	$0.46	$(0.48)	$0.03	$(1.64)	$(5.17)	$(7.11)	$(0.53)
Income from discontinued operations	—	0.12	—	0.12	0.11	—	0.01

Net income (loss)	$0.46	$(0.36)	$0.03	$(1.52)	$(5.06)	$(7.11)	$(0.52)

Weighted average number of common
shares outstanding:
Basic	6,468	6,460	6,468	6,459	6,460	6,454	6,437

Diluted	6,469	6,460	6,468	6,459	6,460	6,454	6,437

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Summary Consolidated Balance Sheet Data		December 31,
	June 30,
	2005	2004	2003

Real estate assets, at cost	$158,630	$151,275	$147,357
Accumulated depreciation	(23,162)	(21,031)	(16,775)
Notes receivable	1,190	1,190	3,096
Assets held for sale	—	—	2,335
Investment in joint ventures	10,506	13,985	53,760
Cash and cash equivalents	47,534	65,864	55,378
Investments in U.S. Government securities	12,552	27,551	27,516
Total assets	223,274	254,637	285,827
Mortgage notes payable	103,083	108,853	109,505
Debentures	—	25,775	—
Convertible Trust Preferred Securities	—	—	25,000
Total shareholders’ equity	98,977	98,783	131,274

Other balance sheet information:
Common shares outstanding	6,468	6,467	6,456

Equity per share	$15.30	$15.28	$20.33

PROPOSAL 2 — ELECTION OF DIRECTORS

The directors are divided into three classes, consisting of (i) three members whose terms expire at the Annual Meeting, (ii) two members whose terms expire at the 2006 Annual Meeting of Stockholders and (iii) one member whose term expires at the 2007 Annual Meeting of Stockholders. At the Annual Meeting, three directors will be elected to hold office until the 2008 Annual Meeting of Stockholders and until their successors are duly elected and qualify. Douglas Crocker II, Mark S. Germain and Jeffrey H. Lynford, who are presently directors of the Company, are nominees for election as directors for such term. The terms of Meyer “Sandy” Frucher and Bonnie R. Cohen expire in 2006. The term of Edward Lowenthal expires in 2007.

The Nominating Committee of the Board has nominated each of the following nominees based on various criteria, including, among others, a desire to maintain a balanced experience and knowledge base within the Board, the nominees’ personal integrity and willingness to devote necessary time and attention to properly discharge the duties of director, and the ability of the nominees to make positive contributions to the leadership and governance of the Company.

For information regarding the beneficial ownership of Common Shares and Class A-1 Common Shares by the current directors of the Company, see “Security Ownership of Certain Beneficial Owners and Management.”

Except where otherwise instructed, proxies solicited by this Proxy Statement will be voted for the election of each of the Board’s nominees listed below. Each such nominee has consented to be named in this Proxy Statement and to continue to serve as a director if elected.

Nominees for Election as Directors

The following individuals have been nominated by the Board for election as directors at the Annual Meeting based upon the review and recommendation of the Nominating Committee:

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Douglas Crocker II, age 65, has been a director of the Company since May 1997. Mr. Crocker was Chief Executive Officer, President and a Trustee of EQR, from March 1993 until December 31, 2002, and also served as Vice Chairman of EQR from January 1, 2003 through May 2003. EQR is a real estate investment trust (“REIT”) that owns and operates residential properties and is the general partner of ERP Operating Limited Partnership. Mr. Crocker remains very active in the multifamily housing industry, serving on boards or committees of various multifamily housing associations. Mr. Crocker is a past Trustee of the Multifamily Council of the Urban Land Institute and former member of the Board of Governors of NAREIT. Mr. Crocker is past chairman of the National Multi Housing Council and on the Advisory Board of the DePaul University Real Estate School. Mr. Crocker also serves as a director of the following companies in the real estate industry: Reckson Associates, an office building REIT specializing in the New York metropolitan area; Ventas, Inc., a leading healthcare related REIT; Prime Group Realty Trust, an owner and operator of office and industrial properties; Post Properties, a multifamily REIT; and Acadia Realty Trust, a REIT which owns and operates shopping centers.

Mark S. Germain, age 54, has been a director of the Company since May 1997. Mr. Germain served as a trustee of the Wellsford Residential Property Trust (the “Trust”) from November 1992 until the consummation of its merger with EQR in May 1997 (the “Merger”). For more than the past five years, he has been employed by Olmsted Group L.L.C., which is a consultant to biotechnology and other high technology companies. Mr. Germain also serves as a board member of several privately-held biotechnology companies. He is a graduate of NYU School of Law, cum laude, and Order of the Coif, and was a partner in a New York law firm prior to his current activities.

Jeffrey H. Lynford, age 58, has been the Chairman of the Board and a director of the Company since its formation in January 1997. Mr. Lynford has also been the President and Chief Executive Officer of the Company since April 1, 2002. Mr. Lynford previously served as Chief Financial Officer (“CFO”) of the Company from June 2000 until December 2000 and as Secretary of the Company from January 1997 to March 2002. Mr. Lynford served as the Chairman of the Board and Secretary of the Trust from its formation in July 1992 until consummation of the Merger. Mr. Lynford served as the CFO of the Trust from July 1992 until December 1994. Mr. Lynford currently serves as a trustee and vice-chairman of Polytechnic University, Caramoor Center for Music and the Arts and is a trustee emeritus of the National Trust for Historic Preservation.

The Board’s Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR.

Other Directors

Information concerning the other directors whose terms of office continue after the Annual Meeting is set forth below:

Bonnie R. Cohen, age 62, has been a director of the Company since June 2003. Ms. Cohen has been a principal of B R Cohen and Associates, a consulting firm, since January 2002. From 1998 to 2002, Ms. Cohen served as Under Secretary for Management of the U.S. Department of State where she was responsible for the day-to-day operations of the State Department including all embassies, personnel, finance, budget, information systems and consultant affairs. Prior to assuming the position at the State Department, Ms. Cohen was Assistant Secretary for Policy, Management and Budget at the U.S. Department of the Interior. Ms. Cohen is also a director of Cohen and Steers Investment Company, a manager of nine real estate mutual funds, the Washington Film Festival, Moriah Fund and Friends of Art and Preservation in Embassies. Ms. Cohen received a Masters in Business Administration from Harvard Business School.

Meyer “Sandy” Frucher, age 59, has been a director of the Company since June 2000. Mr. Frucher has served as Chairman and Chief Executive Officer of the Philadelphia Stock Exchange since June 1998 after serving on its Board of Governors since September 1997. From 1988 to 1997, Mr. Frucher was Executive Vice President-Development of Olympia & York Companies (U.S.A.) and coordinated and oversaw all of Olympia & York’s development projects in the United States. From 1988 to 1999, Mr. Frucher was Trustee and then Chairman of the New York City School Construction Authority. From 1984 to 1988, he was President and Chief Executive Officer of Battery Park City Authority.

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Edward Lowenthal, age 60, has been a director of the Company since its formation in January 1997. Mr. Lowenthal served as the President and Chief Executive Officer from the Company’s formation until his retirement on March 31, 2002. Mr. Lowenthal served as the President and Chief Executive Officer and as a trustee of the Trust from its formation in July 1992 until consummation of the Merger. Mr. Lowenthal is President of Ackerman Management LLC, a real estate advisory and investment firm. Mr. Lowenthal currently serves as a director of Reis, Inc. (“Reis”), Omega Healthcare, Inc., a healthcare REIT, American Campus Communities, a student housing REIT, Homex, a Mexican home builder and Ark Restaurants, Inc., an owner/operator of restaurants. He is also a trustee of the Manhattan School of Music.

Board of Directors’ Meetings

The Board held five meetings during 2004. Every director attended at least 75% of the Board meetings held in 2004. The Company has adopted a policy that expects that each director of the Company attend annual meetings commencing with the 2005 Annual Meeting. Last year, before the effective date of the Board’s policy regarding attendance at annual meetings, only two directors attended the Company’s 2004 Annual Meeting. Management also confers frequently with the members of the Board on an informal basis to discuss Company affairs.

A majority of the members of the Board qualify as independent directors under the listing standards of the AMEX, the Exchange Act, and the requirements of any other applicable regulatory authority, including the SEC. The Board annually reviews the relationship of each director with the Company, and only those directors who the Board affirmatively determines have no material relationship with the Company are deemed to be independent directors. Accordingly, the Board determined that all members of the Board are independent directors and have no material relationship with the Company other than as a director, except for Messrs. Lynford and Lowenthal.

Directors who are employees of the Company receive no additional compensation by virtue of being directors of the Company. Non-employee directors receive compensation for their service as directors and reimbursement of their expenses incurred as a result of their service as directors. See “Compensation of Directors” for a detailed description of director compensation.

Directors have complete access to management and the Company’s outside advisors, and senior officers and other members of management frequently attend Board meetings at the discretion of the Board. It is the policy of the Board of Directors that independent directors also meet privately without the presence of any members of management at each regularly scheduled meeting of the Board and at such other times as the Board shall determine. In addition, the Board may retain and have access to independent advisors of its choice with respect to any issue relating to its activities, and the Company pays the expenses of such advisors.

Stockholders and other interested parties who wish to communicate directly with any of the Company’s directors, or the non-management directors as a group, may do so by writing to the Board of Directors, Wellsford Real Properties, Inc., 535 Madison Avenue, 26th Floor, New York, NY 10022. All communications will be received, sorted and summarized by the Chief Financial Officer of the Company, as agent for the non-management directors. Communications relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee. Other communications will be referred to the Chairman of the Board or to such non-management director as may be appropriate. Communications may be submitted anonymously or confidentially.

Board Committees

The Board has established an Executive Committee, a Compensation Committee, an Audit Committee, a Nominating Committee and a Governance Committee.

Executive Committee. During 2004, the Executive Committee consisted of Messrs. Lynford, Lowenthal and Crocker. The Executive Committee has the authority to acquire, dispose of and finance investments for the Company and execute contracts and agreements, including those related to the borrowing of money by the Company, and generally to exercise all other powers of the Board except for those which may not be delegated to a committee under Maryland law and those which require action by all directors or the independent directors under the charter or bylaws of the Company or under applicable law. During 2004, the Executive Committee did not hold any formal meetings; however, the members met from time to time on an informal basis and acted by written consent on one occasion.

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Compensation Committee. The Compensation Committee acts pursuant to the Compensation Committee Charter adopted by the Board on March 10, 2003, a copy of which is posted on the Company’s website at www.wellsford.com/CompanyInfo/BoardCommittees.html. Messrs. Crocker, Frucher and Germain were Compensation Committee members for all of 2004 and continue to be members through the date of this Proxy Statement. Ms. Cohen was appointed to the Compensation Committee on March 16, 2004 and continues to be a member through the date of this Proxy Statement. None of the members of the Compensation Committee are employees of the Company. The Compensation Committee reviews the Company’s compensation and employee benefit plans, programs and policies, approves employment agreements and monitors the performance and compensation of the Executive Officers and other employees. During 2004, the Compensation Committee held one meeting and met from time to time on an informal basis as well. During 2004, the Compensation Committee acted by written consent on one occasion.

Audit Committee. The Audit Committee acts pursuant to the Audit Committee Charter adopted by the Board on April 20, 2000, as amended on March 10, 2003, a copy of which is posted on the Company’s website at www.wellsford.com/CompanyInfo/BoardCommittees.html. Ms. Cohen and Messrs. Frucher and Germain were Audit Committee members for all of 2004 and continue to be members through the date of this Proxy Statement. Mr. Crocker was appointed to the Audit Committee on March 16, 2004 and continues to be a member through the date of this Proxy Statement. The Audit Committee held six meetings during 2004.

Each member of the Audit Committee is required to be financially literate or must become financially literate within a reasonable time after appointment to the Audit Committee, and at least one member of the Audit Committee must have accounting or related financial management expertise. The Board believes that each of the current members of the Audit Committee has such accounting or financial management expertise. The Board has also determined that Mr. Crocker is an “audit committee financial expert,” as such term is defined under the regulations of the SEC. All of the Audit Committee members are considered independent by the AMEX’s standards and Section 10A(m)(3) Exchange Act.

The Audit Committee is responsible for engaging, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy provides for the general pre-approval of specific types of services, gives detailed guidance to management as to the specific services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

Requests for pre-approval for services that are eligible for general pre-approval must be detailed as to the services to be provided and the estimated total cost and must be submitted to the Company’s CFO. The CFO then determines whether the services requested are of the type that are eligible for general pre-approval by the Audit Committee. The independent registered public accounting firm and management must report to the Audit Committee on a timely basis regarding the services provided by the independent registered public accounting firm in accordance with the procedures for general pre-approval.

During 2004, the Audit Committee engaged the independent registered public accounting firm, reviewed with the independent registered public accounting firm the plans for and results of the audit engagement including the audit of the Company’s internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, approved the professional (including non-audit) services provided by the independent registered public accounting firm, reviewed the independence of the independent registered public accounting firm, considered the range of audit and non-audit fees, discussed the adequacy of the Company’s internal accounting controls with management and the independent registered public accounting firm, periodically monitored throughout the year the Company’s and the independent registered public accounting firm progress and status in meeting the Section 404 internal control reporting requirements, reviewed any related party transactions and reviewed and approved the issuance of the Company’s quarterly financial statements and disclosures in the Form 10-Qs and year-end financial statements and disclosures in the Form 10-K prior to each document being filed with the SEC. The Audit Committee held six meetings during 2004.

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Nominating Committee. The Nominating Committee acts pursuant to the Nominating Committee Charter adopted by the Board on January 31, 2003, a copy of which is posted on the Company’s website at www.wellsford.com/CompanyInfo/BoardCommittees.html. The Nominating Committee generally consists of non-employee directors whose terms as directors of the Company will not expire at the next annual meeting of stockholders. Accordingly, the Nominating Committee for the 2005 Annual Meeting consists of Ms. Cohen and Mr. Frucher, neither of whom is up for re-election as a director during 2005. Both members of the Nominating Committee for the 2005 Annual Meeting are considered independent by the AMEX’s standards. The Nominating Committee held one meeting during 2004.

The Nominating Committee reviews and makes recommendations to the Board as to the nominees for election as directors of the Company including recommendations concerning the qualifications and desirability of any stockholder nominees. The Nominating Committee will consider candidates for nomination as a director recommended by the Company’s stockholders, directors, officers, third-party search firms and other sources. For details on how stockholders may submit nominations for director, see “Stockholder Proposals.”

In evaluating a candidate, the Nominating Committee considers the attributes of the candidate, including his or her independence, integrity, diversity, experience, sound judgment in areas relevant to the Company’s businesses, and willingness to commit sufficient time to the Board, all in the context of an assessment of the perceived needs of the Board at that point in time. Maintaining a balanced experience and knowledge base within the total Board includes considering whether the candidate: (i) has work experience with publicly traded and/or privately held for profit businesses in the real estate market or in other industries; (ii) has significant direct management experience; (iii) has knowledge and experience in financial services and capital markets; and (iv) has unique knowledge and experience and can provide significant contributions to the Board’s effectiveness. Each director is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. There are no specific, minimum qualifications that the Nominating Committee believes must be met by a candidate. All candidates are reviewed in the same manner, regardless of the source of the recommendation.

Governance. The Governance Committee acts pursuant to the Governance Committee Charter adopted by the Board on March 10, 2003; a copy of which is posted on the Company’s website at www.wellsford.com/CompanyInfo/BoardCommittees.html. Ms. Cohen and Messrs. Crocker, Frucher and Germain were Governance Committee members for all of 2004 and continue to be members through the date of this Proxy Statement.

The Board as a whole believes it is important for the Company not only to comply with all current regulatory and legislative requirements, but also to adopt and abide by high standards in its governance structure and activities. The Board ensures compliance with the Sarbanes-Oxley Act of 2002 as well as the corporate governance and other provisions of the AMEX.

Code of Business Conduct and Ethics

The Company adopted the Wellsford Real Properties, Inc. Code of Business Conduct and Ethics for Directors, Senior Financial Officers, Other Officers and All Other Employees (the “Code of Business Conduct and Ethics”) as well as a Policy for Protection of Whistleblowers from Retaliation (the “Whistleblower Policy”) on January 31, 2003. The Code of Business Conduct and Ethics is a set of written standards reasonably designed to deter wrongdoing and to promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the code. The Company periodically reviews, updates and revises its Code of Business Conduct and Ethics when it considers such action to be appropriate. The Code of Business Conduct and Ethics and the Whistleblower Policy are both posted on the Company’s website at www.wellsford.com/CompanyInfo/Company.html. The Company has also filed a copy of the Code of Business Conduct and Ethics with the SEC as an exhibit to its December 31, 2002 Annual Report on Form 10-K as filed on March 26, 2003. The Company will provide a copy of the Code of Ethics to any person without charge, by contacting Investor Relations at the Company’s principal executive office at 535 Madison Avenue, 26th Floor, New York, NY 10022 or through email at wrpny@wellsford.com.

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Compensation of Directors

During 2004, the Company paid or issued to each of its non-employee directors (i) an annual fee of $16,000, payable quarterly in Regular Common Shares, (ii) a fee of $3,800 payable in cash for each Board meeting at which such director was present in person or by telephone and (iii) options to purchase 2,500 Regular Common Shares. Also during 2004, members of the Audit Committee received a fee of $1,000 payable in cash for each Audit Committee meeting at which such Audit Committee member was present in person or by telephone and annual compensation of $10,000 payable in cash to each Audit Committee member, except for Mr. Germain, who received annual compensation of $15,000 payable in cash for his role as chairman of the Audit Committee. Directors who are full time employees of the Company and Mr. Lowenthal were not paid any directors’ fees during 2004. In addition, the Company reimbursed the directors for travel expenses incurred in connection with their activities on behalf of the Company. All fees paid to David J. Neithercut, who resigned from his position as director on April 8, 2005, were paid in cash to a subsidiary of EQR, including the $16,000 annual fee.

Effective January 1, 2005, the Board eliminated the annual stock payments and grant of options to its directors. In lieu of the stock payments and option grants, the Board agreed to pay annual fees of $20,000 to each director.

Executive Officers

Each Executive Officer of the Company holds office at the pleasure of the Board. The Executive Officers of the Company are as set forth below:

Jeffrey H. Lynford, Chairman of the Board, President and Chief Executive Officer. Biographical information regarding Mr. Lynford is set forth above under “Nominees for Election as Directors.”

James J. Burns, age 66, has been CFO of the Company since December 2000 and a Senior Vice President of the Company since October 1999. He was appointed Secretary of the Company in April 2002. Mr. Burns served as Chief Accounting Officer of the Company from October 1999 until December 2000. Mr. Burns was previously a Senior Audit Partner with Ernst & Young’s E&Y Kenneth Leventhal Real Estate Group where he was employed for 25 years, including 23 years as a partner. Mr. Burns is a director of One Liberty Properties, Inc., and of Cedar Shopping Centers, Inc., both of which are REITs. Mr. Burns is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

William H. Darrow II, age 58, has been a Managing Director of the Company since August 1997 and a Vice President since January 2003. From 1993 to 1997, Mr. Darrow was a founder and partner of Mansfield Partners, Inc., a real estate investment, management and consulting firm. From 1989 until 1993, Mr. Darrow was Senior Vice President and Manager of the US Real Estate Group of Banque Indosuez, a French merchant bank. From 1987 until 1989, he was President of CRI Institutional Real Estate. From 1984 to 1987, Mr. Darrow was a managing director in the corporate finance group of Prudential-Bache Securities. From 1983 to 1984, he was President of Dade Savings and Loan Association. Prior to joining Dade Savings, Mr. Darrow was a Senior Vice President with Chemical Bank, which he joined in 1969.

David M. Strong, age 47, has been the Senior Vice President – Development of the Company, since October 2004. Mr. Strong previously served as a Vice President – Development of the Company, from the Company’s formation in January 1997 until October 2004. Mr. Strong served as a Vice President of the Trust from July 1995 until consummation of the Merger in May 1997. From July 1994 until July 1995, he was Acquisitions and Development Associate of the Trust. From 1991 to 1994, Mr. Strong was President and owner of LPI Management, Inc., a commercial real estate company providing management and consulting services. From 1984 to 1991, he was a senior executive with the London Pacific Investment Group, a real estate development, investment and management firm active in Southern California and Western Canada. From 1979 through 1984, Mr. Strong worked for Arthur Young and Company (currently known as Ernst & Young), a public accounting firm where he attained the level of manager. Mr. Strong is a member of the Canadian Institute of Chartered Accountants.

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Mark P. Cantaluppi, age 34, has been Vice President, Chief Accounting Officer and Director of Investor Relations of the Company since December 2000. He joined the Company in November 1999 as a Vice President, Controller and Director of Investor Relations. From January 1998 to November 1999, he was the Assistant Controller of Vornado Realty Trust, a diversified REIT. From 1993 to 1998, Mr. Cantaluppi worked for Ernst & Young, a public accounting firm, where he attained the level of manager. Mr. Cantaluppi is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Executive Compensation

Summary Compensation Table

The following table sets forth certain information concerning the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company as measured by salary and bonus for the year ended December 31, 2004:

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		Annual Compensation			Long-Term Compensation

					Awards		Payouts

Name and Principal Position	Year	Salary (A)	Bonus (B)	Other Annual Compensation (C)	Restricted Stock Award(s) (D)	Securities Underlying Options/SARs (E)	LTIP Payouts (D)(F)	All Other Compensation (G)

Jeffrey H. Lynford Chairman of the Board, Chief Executive Officer and President	2004	$318,800	$325,000	$678,348 (H)	$–	—	$–	$2,500
	2003	$318,800	$325,000	$35,348 (H)	$–	—	$–	$2,500
	2002	$318,800	$325,000	$36,199 (H)	$–	22,585	$–	$21,968

James J. Burns Senior Vice President – Chief Financial Officer and Secretary	2004	$214,324	$175,000	$–	$–	—	$–	$2,500
	2003	$222,790	$175,000	$–	$–	—	$–	$2,500
	2002	$216,300	$175,000	$–	$–	—	$–	$2,500

William H. Darrow II Vice President– Managing Director (I)	2004	$218,545	$175,000	$–	$–	—	$50,000	$2,500
	2003	$212,180	$175,000	$–	$–	—	$50,000	$2,500
	2002	$206,000	$175,000	$–	$–	—	$50,000	$2,500

David M. Strong Senior Vice President – Development	2004	$199,465	$150,000	$–	$–	—	$–	$2,500
	2003	$191,853	$150,000	$–	$–	—	$–	$2,500
	2002	$185,658	$150,000	$–	$–	—	$–	$2,500

Mark P. Cantaluppi Vice President – Chief Accounting Officer	2004	$177,000	$160,000	$–	$–	—	$–	$2,500
	2003	$168,000	$110,000	$–	$–	—	$–	$2,500
	2002	$160,000	$110,000	$–	$–	—	$–	$2,500

(A)	Amounts shown are actual payments by the Company.
(B)	Bonus amount includes each Executive Officer’s minimum bonus pursuant to their employment agreement, plus any discretionary incentive bonus as described herein. Bonus amounts presented above which were awarded for 2004 were paid in January 2005. The bonus amounts awarded for 2003 and 2002 were paid in January 2004 and January 2003, respectively.
(C)	No named Executive Officer received perquisites or other personal benefits aggregating more than the lesser of 10% of his total annual salary and bonus or $50,000 other than provided in the table and footnotes.
(D)	There were no restricted share grants to Executive Officers during the years ended December 31, 2004, 2003 and 2002. Restricted share grants to Executive Officers which occurred prior to 2002 were contributed to the Company’s non-qualified deferred compensation trust, and, therefore, the respective Executive Officers do not have voting power with respect to such Common Shares until such Common Shares vest and are distributed from the deferred compensation accounts.
(E)	See “Management Incentive Plans” regarding certain other options issued by the Company.
(F)	“LTIP Payouts” refers to long-term incentive plan payouts. In the case of Mr. Darrow, such amount represents the release of certain vested shares from the 2000 Restricted Share Grants.
(G)	The amounts set forth include annual premiums of $19,468 made by the Company related to split dollar life insurance plans for the benefit of Mr. Lynford in 2002. The amounts set forth also include contributions to the Company’s defined contribution savings plan pursuant to §401 of the Internal Revenue Code of 1986, as amended. Contributions of $2,500 were made by the Company on behalf of Messrs. Lynford, Burns, Darrow, Strong and Cantaluppi for 2004, 2003 and 2002.
(H)	The 2004 amount includes $643,000 which was paid to Mr. Lynford in December 2004 pursuant to the Second Amended and Restated Employment Agreement. The remaining other annual compensation amounts of $35,348, $35,348 and $36,199 in 2004, 2003 and 2002, respectively, relates to an additional payment to Mr. Lynford for him to make premium payments under a split dollar life insurance program as provided for in Mr. Lynford’s employment contract.
(I)	Mr. Darrow received a loan of $75,000 upon joining the Company in August 1997. Payments of his annual bonus amount for 2002 was reduced by $12,500 as a principal payment on the loan. Upon payment of the 2002 bonus in January 2003, the loan was repaid in full.

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The following table sets forth certain information concerning the value of unexercised options as of December 31, 2004 held by the Executive Officers named in the Summary Compensation Table above:

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION/SAR VALUES

	Shares Acquired on Exercise	Value Realized (C)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (A)		Value of Unexercised In-The-Money Options/SARs at Fiscal Year End (B)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Jeffrey H. Lynford	—	$–	256,517	—	$–	$–
James J. Burns	—	$–	25,000	—	$–	$–
William H. Darrow II	—	$–	5,000	—	$–	$–
David M. Strong	4,693	$6,852	70,869	—	$–	$–
Mark P. Cantaluppi	—	$–	5,000	—	$–	$–

(A)	The right to receive reload options was given in connection with certain options. The reload options enable the Executive Officer to purchase a number of Regular Common Shares equal to the number of Regular Common Shares delivered by him to exercise the underlying option. The effective date of the grant of the reload options (“Reload Effective Date”) will be the date the underlying option is exercised by delivering Regular Common Shares to the Company. The reload options have the same expiration date as the underlying options and will have an exercise price equal to the fair market value of the Regular Common Shares on the Reload Effective Date.
(B)	The fair market value on December 31, 2004 of the Regular Common Shares underlying the options was $14.42 per Regular Common Share.
(C)	Value realized is based on the fair market price of the Regular Common Shares on the respective dates of exercise, minus the applicable exercise price and does not necessarily indicate that the Executive Officer sold stock on that date, at that price, or at all.

Employment Agreements

Mr. Lynford

In August 2004, the Company and Mr. Lynford entered into a Second Amended and Restated Employment Agreement which provides, among other things, that Mr. Lynford receive, through December 31, 2004, a base salary of $318,000 per year and a minimum annual bonus of $325,000 and, after December 31, 2004 and until the expiration of the agreement, a base salary of $375,000 per year and a minimum annual bonus of $375,000. The agreement expires on December 30, 2007. In addition, Mr. Lynford is entitled to receive a payment of $1,929,000 on January 1, 2008, unless such payment is accelerated in the event that (i) his employment is terminated by reason of his death or disability, (ii) his employment is terminated by the Company other than for proper cause (as defined in the agreement), (iii) his employment is terminated by him for good reason (as defined in the agreement, the definition of which includes the adoption of a plan of liquidation), or (iv) the Company has been liquidated or the assets of the Company are distributed to a liquidating trust. In addition, if there is a sale of the assets of one or more of the three strategic business units of the Company having a value of the Company’s financial statements equal to or in excess of 80% of the value of all assets of any such strategic business unit, Mr. Lynford will be entitled to receive $643,000 following any such sale. Any such payment shall be credited against the $1,929,000 amount as described above. In 2004, Mr. Lynford received $643,000 related to the sale of 100% of the Company’s investment in Second Holding pursuant to the terms of the Second Amended and Restated Employment Agreement, and in June 2005, Mr. Lynford received an additional $643,000 related to the cumulative sales and reduction of assets of more than 80% of the value of all assets of Wellsford/Whitehall since June 30, 2004. Accordingly, Mr. Lynford remains entitled to receive only $643,000 in the future of the above $1,929,000. The closing of the sale of the three rental phases of Palomino Park under the existing contract with TIAA-CREF would entitle Mr. Lynford to receive the remaining $643,000 payment.

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The employment agreement of Mr. Lynford contains provisions which entitles him to certain benefits and payments, including but not limited to health, dental and life insurance benefits available to Mr. Lynford, in the event he terminates his employment agreement following a “change of control” (as defined in his employment agreement and which definition includes adoption of a plan of liquidation as a “change of control”). Accordingly, if the Plan is approved by our stockholders, Mr. Lynford, if he elects to terminate his employment with the Company, would be entitled to the payment of $643,000, if not paid before based upon the terms of his contract, which would otherwise be due to him on January 1, 2008, and an amount equal to the balance of his salary and minimum annual bonus (each payable at a rate of $375,000 per year) due to him through December 30, 2007, plus the continued payment by the Company of certain other benefits such as health, dental and life insurance premiums through December 30, 2007.

Other Executive Officers

The Company has also entered into employment agreements with Mr. Strong (which expires on December 30, 2006, with automatic one-year extensions unless either party gives notice of termination), Mr. Darrow (which expires on June 30, 2005), Mr. Burns (which expires on December 31, 2005) and Mr. Cantaluppi (which expires on June 30, 2006). Pursuant to these employment agreements, the aforementioned Executive Officers are entitled to a minimum salary, a minimum bonus and consideration by the Compensation Committee for incentive compensation.

In October 2004, the Company and Mr. Strong entered into a Third Amended and Restated Employment Agreement which provides, among other things, that Mr. Strong receive, effective January 1, 2005, a base salary of $205,500 per year, increased at the rate of 3% for 2006, and a minimum annual bonus of 75% of his base salary. The agreement expires on December 30, 2006. If Mr. Strong’s employment is terminated following a “change in control” (as defined in his agreement), other than a termination by the Company for “cause” (as defined in his agreement), Mr. Strong will be entitled to receive a lump sum bonus payment equal to the greater of (i) his full base salary through the then expiration date of his employment and a bonus equal to his base salary for the full calendar year in which such termination occurs through the expiration date, multiplied by the greater of 50% or the percentage of his base salary for the immediately preceding year that he received and/or was paid into the Company’s non-qualified deferred compensation trust as a bonus on his behalf, or (ii) a lump sum severance payment equal to twice his average annual compensation during the three immediately preceding calendar years. Mr. Strong will also be entitled to receive a lump sum special bonus payment based upon the level of the Company’s return on its investment in the Palomino Park project, above certain defined thresholds. Mr. Strong’s right to receive the special bonus will vest on the earlier of December 31, 2005 and the sale by the Company of 90% of its interest in the Palomino Park project. Mr. Strong will also be entitled to receive an additional lump sum bonus payment based upon the number of units sold (at $1,000 per unit) and Company’s profits, as defined, if any, in the Gold Peak portion of the Palomino Park project following the construction of the project and the sale of all condominium units.

If Mr. Cantaluppi terminates his employment following a “change in control” of the Company (as defined in his agreement) and provided he has not been offered “comparable employment” (as defined in his agreement) within 15 days after the event resulting in such change in control of the Company, Mr. Cantaluppi shall be entitled to receive a lump sum payment equal to the sum of (i) twice the amount of his annualized salary for the full calendar year in which the event occurs, (ii) a pro rata portion of a bonus equal to 50% of his annual salary for the calendar year in which the event occurs, and (iii) previously unused vacation time (the calculation for which will be a daily rate based upon your current annual salary at the time of termination), in lieu of any salary, bonus or other compensation to which he would otherwise be entitled.

If Mr. Darrow terminates his employment following a “change in control” of the Company (as defined in his agreement) and provided he has not been offered “comparable employment” (as defined in his agreement) within 60 days after the event resulting in the change in control of the Company, Mr. Darrow shall be entitled to receive a lump sum payment equal to the sum of (i) twice the amount of his annual salary for the calendar year in which the event occurs and (ii) consideration of a discretionary bonus in lieu of any salary, bonus or other compensation to which he would otherwise be entitled.

If Mr. Burns terminates his employment following a “change in control” of the Company (as defined in his agreement) and provided he has not been offered “comparable employment” (as defined in his agreement) within 60 days after the event resulting in the change in control of the Company, Mr. Burns shall be entitled to receive a lump sum payment equal to the sum of (i) twice the amount of his annual salary for the calendar year in which the event occurs and (ii) a pro rata portion of a bonus equal to 50% of his annual salary for the calendar year in which the event occurs.

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Management Incentive Plans

The Company has a 1997 Management Incentive Plan and a 1998 Management Incentive Plan (collectively, the “Management Incentive Plans”) and a Rollover Stock Option Plan (the “Rollover Plan”; together with the Management Incentive Plans, the “Plans”) for the purpose of aligning the interests of the Company’s directors, Executive Officers and employees with those of the stockholders and to enable the Company to attract, compensate and retain directors, Executive Officers and employees and provide them with appropriate incentives and rewards for their performance. The existence of the Management Incentive Plans should enable the Company to compete more effectively for the services of such individuals. The Rollover Plan was established for the purpose of granting options and corresponding rights to purchase Regular Common Shares in replacement of former Trust share options. Each Plan provides for administration by a committee of two or more non-employee directors established for such purpose.

Awards to directors, Executive Officers and other employees under the Plans may take the form of stock options, including corresponding stock appreciation rights and reload options. Under the Management Incentive Plans, the Company may also provide restricted stock awards and stock purchase awards.

The following table details information for the Plans at December 31, 2004:

	Number of Securities to be Issued upon Exercise of Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by Stockholders:
Rollover Stock Option Plan	329,667	$20.55	316,168
1997 Management Incentive Plan	199,187	$21.51	635,465
1998 Management Incentive Plan	134,125	$17.13	533,574

	662,979	$20.15	1,485,207
Equity compensation plans not approved by Stockholders	—	$—	—

Total	662,979	$20.15	1,485,207

During the period between January 1, 2005 and August 31, 2005, the number of options outstanding was reduced to 524,205 as a result of the expiration of 138,774 options.

Compensation Committee Interlocks and Insider Participation

Messrs. Crocker, Frucher and Germain were Compensation Committee members for all of 2004 and Ms. Cohen was appointed to the Compensation Committee on March 16, 2004. None of the Compensation Committee members is, or has been, an officer or employee of the Company. Mr. Lynford, the Company’s Chairman of the Board, and Mr. Lowenthal, the Company’s former President and Chief Executive Officer, were members of the EQR board of trustees from the date of the Merger through their retirements from the EQR board in May 2003. In addition, the former President and Vice-chairman of EQR, Mr. Crocker, is a member of the Company’s Board of Directors. David J. Neithercut, the Executive Vice President – Corporate Strategy of EQR served on the Company’s Board of Directors from January 1, 2004 through April 8, 2005.

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Compensation Committee Report on Executive Compensation

The Compensation Committee reviews and adopts compensation plans, programs and policies and monitors the performance and compensation of Executive Officers.

The key elements of the Company’s executive compensation package are base salary, minimum bonus, incentive bonus and long-term incentives. The policies with respect to each of these elements are discussed below.

Compensation Philosophy

The Compensation Committee seeks to enhance the profitability of the Company, and thus stockholder value, by aligning closely the financial interests of the Company’s Executive Officers with those of its stockholders. The Compensation Committee believes that the Company’s compensation program should:

•	Emphasize stock ownership and, thereby, tie long-term compensation to increases in stockholder value.

•	Enhance the Company’s ability to attract and retain qualified Executive Officers.

•	Stress teamwork and overall Company results.

Base Salary and Minimum Bonuses

Base salaries and minimum bonuses for Executive Officers are, in each case, subject to employment contracts and have been determined by evaluating the responsibilities of the position held and the experience and qualifications of the individual, with reference to the competitive marketplace for Executive Officers at certain other similarly situated companies. The Company believes that the base salaries and minimum bonuses for its Executive Officers are equal to or less than the average minimum compensation for Executive Officers at such other similar companies.

Annual Incentive Bonus

Pursuant to their respective employment agreements, in addition to base salaries and minimum bonuses, each of the Executive Officers is entitled to be considered for incentive compensation amounts to be determined by the Compensation Committee. For each of the last three years (2002 through 2004), Mr. Lynford did not receive any incentive bonus payments, other than amounts contractually required.

The incentive bonuses awarded to other Executive Officers reflect the financial and strategic business accomplishments which the Company achieved for its assets and businesses in 2004, as well as each respective Executive Officer’s time and efforts during the year.

Long-Term Incentive

Long-term incentives are designed to align the interests of the Executive Officers with those of the stockholders. In awarding grants of restricted Regular Common Shares to Executive Officers and granting them options to purchase Regular Common Shares, consideration is given to the long-term incentives previously granted to them.

Options to purchase Common Shares will generally be granted with an exercise price equal to the fair market value of the Regular Common Shares and vest and become exercisable over a period of years based upon continued employment. This is intended to create stockholder value over the long term since the full benefit of the compensation package cannot be realized unless share price appreciation occurs over a number of years. In making grants of options to purchase Regular Common Shares, the Compensation Committee will consider and give approximately equal weight to an individual’s scope of responsibilities, experience, past contributions to the Company and anticipated contributions to the Company’s long-term success.

Grants of restricted Regular Common Shares also form a part of the Company’s long-term incentive package. Typically, some portion of such grants will vest annually over a period of several years if the Executive Officer remains employed by the Company. In making grants of restricted Regular Common Shares, the Compensation Committee will consider and give approximately equal weight to an individual’s scope of responsibilities, experience, past contributions to the Company and anticipated contributions to the Company’s long-term success.

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The Compensation Committee believes that options to purchase Common Shares and grants of restricted Regular Common Shares promotes loyalty to the Company and encourages the recipients to coordinate their interests with those of the stockholders. The Compensation Committee may consider additional types of long-term incentives in the future.

Compensation of Chief Executive Officer and Chairman of the Board

Mr. Lynford’s compensation as set forth in his 2001 Amended and Restated Employment Agreement was fixed until December 31, 2004. During 2004, the Compensation Committee engaged a compensation consultant to review Mr. Lynford’s expiring contract and provide comparable market information and suggestions for structuring his future compensation. In August 2004, Mr. Lynford’s compensation was established through December 31, 2007 by the Second Amended and Restated Employment Agreement. Specific consideration has been given to his qualifications, responsibilities and experience in the real estate industry, and the compensation package awarded to the most senior executive officers of other comparable companies with similar market capitalization. The Compensation Committee believes that Mr. Lynford’s compensation was equal to or less than the average base salary for a comparable senior officer of such other similar companies. In addition, the Compensation Committee considered additional factors, including the fact that the Company was considering various strategic alternatives, the fact that the Company would have to pay a third party a premium in compensation to agree to employment in an uncertain environment (i.e. to agree to be employed for what may be a limited time if the Company adopts one of its strategic alternatives), and Mr. Lynford’s unique knowledge of the Company’s assets and joint venture and other agreements.

It is the responsibility of the Compensation Committee to address the issues raised by the tax laws which make certain non-performance-based compensation to executives of public companies in excess of $1 million non-deductible to the Company. In this regard, the Compensation Committee must determine whether any actions with respect to this limit should be taken by the Company. At this time, other than the payment to Mr. Lynford of certain amounts due under his employment agreement, it is not generally anticipated that any Executive Officer will receive any such compensation in excess of this limit during fiscal year 2005. However, in light of the amount of the Company’s net operating losses, the Compensation Committee believes that any increase in income tax liability arising from payments to Mr. Lynford exceeding $1 million will be offset by such net operating losses. In the unlikely event that net operating losses are unavailable, the Compensation Committee has deemed any increase in income tax liability to be a reasonable expense to retain an executive of Mr. Lynford’s caliber. Therefore, the Compensation Committee has not taken any action to comply with the limit.

Conclusion

Through the programs described above, a significant portion of the Company’s executive compensation is linked to individual and Company performance and the creation of stockholder value. However, periodic business cycle fluctuations may result in an imbalance for a particular period.

The foregoing report has been furnished by the Compensation Committee.

May 19, 2005

Douglas Crocker II, Chairman	Mark S. Germain
Meyer S. Frucher	Bonnie R. Cohen

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Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information regarding the beneficial ownership of Common Shares by each person known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Shares, by each director of the Company, by each Executive Officer of the Company and by all directors and Executive Officers of the Company as a group, as of September 30, 2005. Each person named in the table has sole voting and investment power with respect to all Shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage of Class (2)

Jeffrey H. Lynford (3)	458,898	6.56%
Edward Lowenthal (4)	138,364	1.98%
David M. Strong (5)	93,005	1.33%
Mark S. Germain (6) 6 Olmsted Road Scarsdale, New York 10583	63,868	*
James J. Burns (7)	40,936	*
Douglas Crocker II (8) c/o DC Partners LLC One North Wacker Drive Suite 4343 Chicago, Illinois 60606	37,413	*
Mark P. Cantaluppi (9)	13,478	*
Meyer S. Frucher (10) 324 West 101 Street, #2 New York, New York 10025	12,500	*
William H. Darrow II (11)	9,438	*
Bonnie R. Cohen (12) c/o B.R. Cohen Consultancy 1824 Phelps Place, NW, Unit 1810 Washington, DC 20008	7,552	*
All directors and Executive Officers as a group (10 persons) (13)	875,452	12.52%
Caroline Hunt Trust Estate (14) 500 Crescent Court, Suite 300 Dallas, Texas 75201	405,500	5.80%
Cardinal Capital Management LLC (14) One Fawcett Place Greenwich, Connecticut 06830	368,396	5.27%
Davidson Kempner Partners (14) 885 Third Avenue New York, New York 10022	847,870	12.13%
Kensington Investment Group, Inc. (14) 4 Orinda Way, Suite 220D Orinda, California 94563	584,900	8.37%
Sagamore Hill Capital Management L.P. (14) 10 Glenville Street Greenwich, CT 06831	378,900	5.42%

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*	Less than 1.0%
(1)	Unless otherwise indicated, the address of each person is c/o Wellsford Real Properties, Inc., 535 Madison Avenue, 26th Floor, New York, New York 10022.
(2)	Assumes the conversion or exercise of the following items at September 30, 2005: (i) 169,903 A-1 Common Shares issued to ERP Operating Limited Partnership, an Illinois limited partnership, into 169,903 Regular Common Shares and (ii) options to acquire 524,205 Regular Common Shares (all of which are exercisable at September 30, 2005).
(3)	Includes 256,517 Regular Common Shares issuable upon the exercise of options, all of which are exercisable at September 30, 2005. Options to purchase 213,767 of these shares represent replacement options for Trust share options. Also includes 163,787 Regular Common Shares contributed to the Company’s non-qualified deferred compensation trust with respect to which Mr. Lynford will not have voting power until the Regular Common Shares are distributed from the deferred compensation account. Also includes 17,956 Regular Common Shares held by the Lynford Family Charitable Trust; Mr. Lynford disclaims beneficial ownership of such shares. Also includes 3,554 Regular Common Shares held by Mr. Lynford’s Keogh account and 310 Regular Common Shares held in his 401(K) account.
(4)	Includes 92,700 Regular Common Shares contributed to the Company’s non-qualified deferred compensation trust with respect to which Mr. Lowenthal will not have voting power until the Regular Common Shares are distributed from the deferred compensation account. Also includes 145 Regular Common Shares held by Mr. Lowenthal’s wife; Mr. Lowenthal disclaims beneficial ownership of such shares. Also includes 1,000 Regular Common Shares held by Mr. Lowenthal’s Keogh account and 5,519 Regular Common Shares held in his 401(K) account.
(5)	Includes 70,869 Regular Common Shares issuable upon the exercise of options, all of which are exercisable at September 30, 2005. Options to purchase 15,619 of these shares represent replacement options for Trust share options. Also includes 14,786 Regular Common Shares contributed to the Company’s non-qualified deferred compensation trust with respect to which Mr. Strong will not have voting power until the Regular Common Shares are distributed from the deferred compensation account.
(6)	Includes 60,632 Regular Common Shares issuable upon the exercise of options, all of which are exercisable at September 30, 2005. Options to purchase 19,257 of these shares represent replacement options for Trust share options.
(7)	Includes 25,000 Regular Common Shares issuable upon the exercise of options, all of which are exercisable at September 30, 2005. Also includes 12,749 Regular Common Shares contributed to the Company’s non-qualified deferred compensation trust with respect to which Mr. Burns will not have voting power until the Regular Common Shares are distributed from the deferred compensation account.
(8)	Includes 30,687 Regular Common Shares issuable upon the exercise of options, all of which are exercisable at September 30, 2005.
(9)	Includes 5,000 Regular Common Shares issuable upon the exercise of options, all of which are exercisable at September 30, 2005. Also includes 8,478 Regular Common Shares contributed to the Company’s non-qualified deferred compensation trust with respect to which Mr. Cantaluppi will not have voting power until the Regular Common Shares are distributed from the deferred compensation account.
(10)	Includes 12,500 Regular Common Shares issuable upon the exercise of options, all of which are exercisable at September 30, 2005.
(11)	Includes 5,000 Regular Common Shares issuable upon the exercise of options, all of which are exercisable at September 30, 2005. Also includes 1,250 Regular Common Shares held in Mr. Darrow’s IRA account.
(12)	Includes 5,000 Regular Common Shares issuable upon the exercise of options, all of which are exercisable at September 30, 2005.
(13)	Includes the Regular Common Shares referred to in footnotes (3) through (12) above.
(14)	This information is based solely upon our review of the most recent Schedule 13G, or amendment thereof, or Form 4 filed by such filer with the Securities and Exchange Commission and responses given to director and officer questionnaires circulated in April 2005.

Certain Relationships and Related Transactions

In May 2000, the Company privately placed with a subsidiary of EQR 1,000,000 8.25% Convertible Trust Preferred Securities, representing beneficial interests in the assets of WRP Convertible Trust I, a Delaware statutory business trust which was a consolidated subsidiary of the Company (“WRP Trust I”), with an aggregate liquidation amount of $25,000,000. WRP Trust I also issued 31,000 8.25% Convertible Trust Common Securities to the Company, representing beneficial interests in the assets of WRP Trust I, with an aggregate liquidation amount of $775,000. The proceeds from both transactions were used by WRP Trust I to purchase $25,775,000 of the Company’s 8.25% convertible junior subordinated debentures (“Debentures”).

On April 6, 2005, the Company redeemed in cash the $25,775,000 of Debentures and WRP Trust I redeemed in cash the outstanding $25,000,000 of Convertible Trust Preferred Securities and the outstanding $775,000 of Convertible Trust Common Securities.

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The Convertible Trust Preferred Securities were convertible into 1,123,696 common shares at $22.248 per share and were redeemable in whole or in part by the Company on or after May 30, 2002. EQR could have required redemption on or after May 30, 2012 unless the Company exercised one of its two five-year extensions (subject to an interest adjustment to the then prevailing market rates if higher than 8.25% per annum). The redemption rights were subject to certain other terms and conditions contained in the related agreements.

Messrs. Lynford and Lowenthal were members of the EQR Board of Directors from the date of the Merger through their retirements from the EQR board in May 2003. In addition, the former President and Vice Chairman of EQR, Mr. Crocker, is a member of the Company’s Board of Directors. Mr. Neithercut, an Executive Vice President of EQR, was elected to the Company’s Board of Directors on January 1, 2004 to represent EQR’s interests in the Company, which he did until April 8, 2005. A subsidiary of EQR was the holder of the Convertible Trust Preferred Securities and is the holder of 169,903 shares of A-1 Common Shares. EQR held a 14.15% interest in Palomino Park at December 31, 2004 and 2003, respectively. EQR provided credit enhancement for bonds issued with respect to the Palomino Park project prior to the repayment in full on May 2, 2005. With respect to EQR’s 14.15% interest in Palomino Park, there exists a put/call option between the Company and EQR related to one-half of such interest (7.075%). In February 2005, the Company informed EQR of its exercise of this option at a purchase price of approximately $2,100,000; such purchase has not been completed as of the filing of this Proxy Statement. Any transaction for EQR’s remaining interest in Palomino Park would be subject to negotiation between the Company and EQR.

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The following table details revenues and expenses for transactions with affiliates:

	For the Years Ended December 31,

	2004	2003	2002

Revenues:
WP Commercial fees (A):
Asset acquisition fee revenue	$—	$—	$22,000
Asset disposition fee revenue	46,000	430,000	7,000
Second Holding fees, net of fees paid to Reis of
$100,000, $120,000 and $120,000, respectively
(B)	751,000	930,000	646,000

	$797,000	$1,360,000	$675,000

Costs and expenses:
Affiliates of the Whitehall Funds (A):
Management fees for VLP properties (C)	$—	$—	$20,000
EQR credit enhancement	81,000	81,000	81,000
Fees to our partners, or their affiliates, on
residential development projects	431,000	—	—

	$512,000	$81,000	$101,000

(A)	Wellsford/Whitehall is a joint venture by and among the Company, various entities affiliated with the Whitehall Funds, private real estate funds sponsored by The Goldman Sachs Group, Inc. (“Goldman Sachs”). The managing member (“WP Commercial”) is a Goldman Sachs and Whitehall affiliate.
(B)	The Company sold its investment in Second Holding in November 2004 and earned management fees through the date of the sale.
(C)	This arrangement was terminated during the second quarter of 2002.

The Company had an approximate 51.09% non-controlling interest in a joint venture special purpose finance company, Second Holding, organized to purchase investment and non-investment grade rated real estate debt instruments and investment grade rated other asset-backed securities. An affiliate of a significant stockholder of the Company, the Caroline Hunt Trust Estate, (which owns 405,500 Regular Common Shares at December 31, 2004 and 2003 (“Hunt Trust”)) together with other Hunt Trust related entities, own an approximate 39% interest in Second Holding. In the fourth quarter of 2004, the Company sold its interest in Second Holding for $15,000,000 in cash.

The Company has direct and indirect equity investments in a real estate information and database company, Reis, a provider of real estate market information to institutional investors. At December 31, 2004 and 2003, the Company’s aggregate investment in Reis (which is accounted for under the cost method as its ownership interest is in non-voting preferred shares and the Company’s interests are represented by one member of Reis’ seven member board), was approximately $6,790,000 ($2,231,000 of which is held directly by the Company and $4,559,000 of which is our share held through Reis Capital Holding, LLC (“Reis Capital”), a company which was organized to hold this investment). The Hunt Trust, together with other Hunt Trust related entities, own an approximate 39% interest in Reis Capital.

Mr. Lynford, the Company’s Chairman, is the brother of Lloyd Lynford, a stockholder, director and the president of Reis. Mr. Lowenthal, who currently serves on the Company’s Board of Directors, has served on the Board of Directors of Reis since the third quarter of 2000. During April 2000, the management of Reis offered certain persons the opportunity to make an individual investment in Reis, including, but not limited to, certain directors and officers of the Company who purchased an aggregate of $410,000 of Series C preferred shares.

During the year ending December 31, 2002, the Company committed to invest an aggregate of $629,000 in Reis Series D preferred shares of which $209,800 was invested in June 2002, and the balance of the commitment of $419,600 expired at December 31, 2003 without being called by Reis. Other preferred stockholders invested $456,800 directly at the time of the Company’s fiscal 2002 investment and committed to invest an additional $913,600 which also expired unused by Reis at December 31, 2003. The other preferred stockholders included the Hunt Trust and certain Company officers and directors.

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At December 31, 2004, the Company’s investment in Reis, through direct ownership and its pro rata share of its investment in Reis Capital, amounted to approximately 21.6% of Reis’ equity on an as converted basis. The pro rata converted interests in Reis owned by the other members of Reis Capital, either directly or indirectly through Reis Capital, aggregate 18.5%. The investments of the Company’s officers and directors at December 31, 2004, together with common shares previously held by Mr. Lynford represent approximately 2.5% of Reis’ equity, on an as converted basis. Additionally, a company controlled by the Chairman of EQR owns Series C and Series D preferred shares with an aggregate 4.5% converted interest. Mr. Neithercut, the executive vice president of EQR, served as a director of the Company from January 1, 2004 through April 18, 2005. Mr. Crocker, former Vice Chairman, Chief Executive Officer and trustee of EQR, continues to serve as a director of the Company. Messrs. Lynford and Lowenthal have and will continue to recuse themselves from any investment decisions made by the Company pertaining to Reis.

Reis provided information to Second Holding for due diligence procedures on certain real estate-related investment opportunities through October 31, 2004. Second Holding incurred fees of $200,000, $240,000 and $240,000 in connection with such services for each of the years ended December 31, 2004, 2003 and 2002, respectively. The Company’s share of such fees was $100,000, $120,000 and $120,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors on April 20, 2000, as amended on March 10, 2003. The Audit Committee is currently comprised of four independent directors as defined by the American Stock Exchange’s listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934. Each member of the Audit Committee is able to understand fundamental financial statements. Ms. Cohen and Messrs. Frucher and Germain were Audit Committee members for all of 2004 and continue to be members through the date of this Audit Committee report. Mr. Crocker was appointed to the Audit Committee on March 16, 2004 and continues to be a member through the date of this Audit Committee report. The Audit Committee held six meetings during fiscal 2004.

The function of the Audit Committee is to report to the Board various auditing and accounting matters, review the Company’s accounting practices and policies, select and engage the independent registered public accounting firm, and review the scope of the audit procedures, the nature of all audit and nonaudit services to be performed, the fees to be paid to the independent registered public accounting firm and the performance of the independent registered public accounting firm.

The Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability of the Company’s accounting principles and also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also discussed with management and the independent registered public accounting firm the results of the audit of the Company’s internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. The Company’s independent registered public accounting firm provided to the Audit Committee the written disclosures required by the Independence Standards Board’s Standard No. 1, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

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Based on the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the reports of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

March 10, 2005

Mark S. Germain, Chairman	Douglas Crocker II
Bonnie R. Cohen	Meyer S. Frucher

Principal Independent Registered Public Accounting Firm Fees and Services

During the fiscal years ended December 31, 2004 and 2003, Ernst & Young LLP provided various audit and non-audit services to the Company. Set forth below are the aggregate fees billed for these services:

a)	Audit Fees: Aggregate fees billed for professional services rendered for (i) the audit of the Company’s annual financial statements for the years ended December 31, 2004 and 2003, (ii) the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during 2004 and 2003 and (iii) the internal control audit associated with the Sarbanes-Oxley Act Section 404 requirements in 2004 were $982,500 and $369,220 for 2004 and 2003, respectively.

b)	Audit Related Fees: Fees billed for other audit related services to the Company for the years ended December 31, 2004 and 2003 were $0 and $3,500, respectively.

c)	Tax Fees: Aggregate fees billed for tax services, including tax return preparation, other tax compliance and tax consulting services were $137,130 and $121,500 for the years ended December 31, 2004 and 2003, respectively.

d)	All Other Fees: No other fees were billed by Ernst & Young LLP for the years ended December 31, 2004 and 2003.

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Common Share Price Performance Graph

The following graph compares the cumulative total stockholder return on the Common Shares for the period commencing December 31, 1999 through December 31, 2004 and through August 31, 2005, with the cumulative total return on the Russell 2000 Index (“Russell 2000”), the S&P 500 Index (“S&P 500”) and the Company’s peer group for the same period. Total return values were calculated based on cumulative total return assuming (i) the investment of $100 in the Russell 2000, the S&P 500, in the Company’s peer group and in the Common Shares on December 31, 1999, and (ii) reinvestment of dividends, which in the case of the Company have not been declared or paid. The total return for the Common Shares from December 31, 1999 to December 31, 2004, was approximately (15.2)% versus approximately 97.6% for the Company’s peer group, approximately 38.2% for the Russell 2000 and (11.0)% for the S&P 500. The total return of the Common Shares from December 31, 1999, to August 31, 2005, was approximately 11.4% versus approximately 111.2% for the Company’s peer group, approximately 42.5% for the Russell 2000 and (9.3%) for the S&P 500. The Company’s peer group consists of LNR Property Group, Inc., Capital Trust, Inc., Prime Legacy Corporation and Stratus Properties, Inc.

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PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2005, to audit the financial statements of the Company for the fiscal year ending December 31, 2005. A proposal to ratify this appointment is being presented to the stockholders at the Annual Meeting. A representative of Ernst & Young LLP is expected to be present at the meeting and available to respond to appropriate questions and, although that firm has indicated that no statement will be made, an opportunity for a statement will be provided.

The Board’s Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-ten-percent beneficial owners are required by regulation of the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the fiscal year ended December 31, 2004, its officers, directors and greater-than-ten-percent beneficial owners complied with all Section 16(a) filing requirements applicable to them with respect to their transactions during 2004.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING INFORMATION

This Proxy Statement, and the documents to which we refer you in this Proxy Statement, include statements that are not historical facts. These statements are “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995) based, among other things, on our current expectations and beliefs and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those described in the forward-looking statements. There are forward-looking statements throughout this Proxy Statement, including in statements containing the words “will,” “plan,” “believe,” “expect,” “anticipate,” “should,” “target,” “intend,” “may,” “could,” “would” and similar expressions. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those described in the forward-looking statements. Many of these risks and uncertainties are beyond our control and their potential effect on the Company is difficult or impossible to predict accurately.

You should not place undue reliance on forward-looking statements. In light of the significant uncertainties inherent in forward-looking statements, the inclusion of such information in this Proxy Statement should not be regarded as a representation by the Company or any other person that our objectives or plans, including the Plan, will be realized. The forward-looking statements contained in this Proxy Statement speak only as of the date that they are made and we do not undertake any obligation to update these forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting these forward-looking statements.

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WHERE YOU CAN FIND MORE AVAILABLE INFORMATION

We are subject to the information filing requirements of the Exchange Act and, in accordance with that act, are obligated to file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. These reports, proxy statements and other information may be inspected at the SEC’s office at the public reference facilities of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. Copies of these materials can be obtained, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, NW, Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. The information is also available at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Proxy Statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement, and later information filed with the SEC will update and supersede the information in this Proxy Statement.

We incorporate by reference into this Proxy Statement the following documents that we filed with the SEC (File No. 001-12917) under the Exchange Act:

•	Our Annual Report on Form 10-K for the year ended December 31, 2004, filed March 15, 2005, and as amended on April 21, 2005;

•	Our Quarterly Report on Form 10-Q for the quarters ended March 31, 2005, filed on May 6, 2005, and June 30, 2005, filed on August 3, 2005; and

•	Our Current Reports on Form 8-K, filed on April 11, 2005, April 22, 2005, May 19, 2005, May 23, 2005, June 2, 2005, August 30, 2005, September 13, 2005 and September 23, 2005.

All subsequent documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Annual Meeting will be deemed to be incorporated by reference into this Proxy Statement and to be a part of the Proxy Statement from the date of the filing of those documents.

Documents incorporated by reference are available from us without charge, excluding all exhibits (unless we have specifically incorporated by reference an exhibit into this Proxy Statement). You may obtain documents incorporated by reference by contacting Investor Relations at the Company’s principal executive office at 535 Madison Avenue, New York, NY 10022; email at wrpny@wellsford.com; or by accessing the Company’s website at www.wellsford.com.

If you would like to request documents from us, please do so by ______, 2005 in order to ensure timely receipt before the Annual Meeting.

You should rely only on the information contained in this Proxy Statement to vote your shares of Common Shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated ________, 2005. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement to stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in that jurisdiction.

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WHO CAN HELP ANSWER YOUR QUESTIONS

If you would like additional copies of this Proxy Statement, or if you have questions about the Plan, election of directors, or ratification of the independent registered public accounting firm, or need assistance voting your shares, you should contact:

MacKenzie Partners, Inc.
105 Madison Avenue, 14th Floor
New York, NY 10016
Telephone: (800) 322-2885
Email: proxy@mackenziepartners.com

You may also contact your Company:

Wellsford Real Properties, Inc.
535 Madison Avenue, 26th Floor
New York, NY 10022
Attention: Investor Relations
Telephone: (212) 838-3400
Email: wrpny@wellsford.com

STOCKHOLDER PROPOSALS

Stockholders may request proposals be presented at the annual meeting of stockholders to be held in 2006. Such Proposals must be received by the Company at its principal executive offices no later than _______, 2005 for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting.

In addition, nominations by stockholders of candidates for election as a director or submission of new business proposals must be submitted in compliance with the Company’s current Bylaws. The Company’s Bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such a meeting, notice must be given to the Secretary of the Company no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, under the current Bylaws, for a stockholder nomination or business proposal to be considered at the 2006 Annual Meeting of stockholders, a notice of such nominee or proposal must be received not earlier than _____, 2006 and not later than _____, 2006. For additional requirements, a Stockholder may refer to the Company’s Bylaws, a current copy of which may be obtained without charge upon request from the Company’s Secretary.

FINANCIAL AND OTHER INFORMATION

The Company’s Annual Report for the fiscal year ended December 31, 2004, including financial statements, together with all amendments thereto, have been sent to the stockholders. The Annual Report and all amendments thereto are not a part of the proxy solicitation materials. Additional copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the SEC on March 15, 2005 and the Form 10-K as amended and filed with the SEC on April 21, 2005, may be obtained without charge by contacting Investor Relations at the Company’s principal executive office at 535 Madison Avenue, 26th Floor, New York, NY 10022, email at wrpny@wellsford.com or by accessing the Company’s website at www.wellsford.com.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. Brokers and nominees should forward soliciting materials to the beneficial owners of the Common Shares held of record by such persons, and the Company will reimburse them for their reasonable forwarding expenses. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of the Company, who will not be specially compensated for such services, by means of personal calls upon, or telephonic or telegraphic communications with stockholders or their personal representatives. MacKenzie Partners, Inc. has been retained to assist in the solicitation of proxies for a fee not to exceed $7,500 plus reimbursement of out-of-pocket expenses. No officer or director of the Company has an interest in, or is related to any principal of, MacKenzie Partners, Inc.

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OTHER MATTERS

The Board knows of no matters other than those described in this Proxy Statement which are likely to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy intend to vote the proxies in their discretion.

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Appendix A

WELLSFORD REAL PROPERTIES, INC.

PLAN OF LIQUIDATION

1. This Plan of Liquidation (the “Plan”) of Wellsford Real Properties, Inc., a Maryland corporation (the “Company”), has been approved by the Company’s Board of Directors (the “Board”) as being advisable and in the best interests of the Company and its stockholders. The Board has directed that the Plan be submitted to the stockholders of the Company for approval. The Plan shall become effective upon approval of the Plan by the holders of at least a two-thirds of the aggregate outstanding shares of (a) the Company’s common stock, $0.02 par value per share (the “Regular Common Shares”) and (b) the Company’s Class A-1 common stock, $0.02 par value per share (together with the Regular Common Shares, the “Common Shares”), voting together as one class. The date of the stockholders’ approval is hereinafter referred to as the “Effective Date.”

2. On or after the Effective Date, the Company shall be voluntarily liquidated and dissolved in a transaction intended to qualify as a complete liquidation as contemplated by Section 331 of the Internal Revenue Code of 1986, as amended. Pursuant to the Plan, the Board shall cause the Company to sell, convey, transfer and deliver or otherwise dispose of any and/or all of the assets of the Company in one or more transactions, without further approval of the stockholders.

3. Within 30 days after the Effective Date, an authorized officer of the Company shall (i) file Form 966 with the Internal Revenue Service, together with certified copies of the Plan and the Board’s and stockholders’ resolutions approving the Plan; and (ii) mail notice to all known creditors of the Company, if any, at their respective addresses shown on the records of the Company as well as all employees of the Company, if any, either at their home addresses as shown on the records of the Company, or at their business address, that the dissolution of the Company has been approved (alternatively, the Board may determine that the Company has no employees or known creditors).

4. The Company shall not engage in any business activities, except, to the extent determined appropriate by the Board to (i) exercise our right to acquire land contiguous to The Orchards in East Lyme, Connecticut (the “Orchards”), (ii) acquire one of the parcels of land comprising the land owned by the Company in Beekman, New York (the “Beekman Properties”), assuming that we have not sold the Beekman Properties (or the interests in an entity that owns the Beekman Properties) to Jeffrey H. Lynford, the Company’s Chief Executive Officer, and Edward Lowenthal, a member of the Board, or an entity controlled by them; (iii) complete the financing and development of The Orchards, our property in Claverack, New York (“Claverack”), and the Gold Peak phase of the Palomino Park development in Highlands Ranch, Colorado (“Gold Peak”); (iv) sell the homes or condominiums, as the case may be, to be built at The Orchards, Claverack, and Gold Peak; (v) to the extent that we do not develop any of The Orchards, Claverack and Gold Peak, then the sale of the land at the Gold Peak and The Orchards projects to another developer and the sale of our joint venture interest in Claverack to our partner in that venture; (vi) repurchase our Common Shares; (vii) purchase additional shares of Reis Inc. (“Reis”) from other investors in Reis or Reis itself; (viii) preserve and sell our assets; (ix) wind up our business and affairs; (x) discharge and pay all our liabilities; and (xi) distribute our assets to our stockholders. The Company may also engage in any activities that the Board determines will enhance the value of our assets or business and any other activities related to or incidental to the foregoing.

5. The appropriate officers of the Company shall take such actions as may be necessary or appropriate to marshal the assets of the Company and convert the same, in whole or in parts, into cash or such other form as may be conveniently distributed to the stockholders.

6. After provision for all debts and other reserves as may be deemed necessary or appropriate by the Board, the appropriate officers of the Company shall distribute, by means of one or more distributions (one or more of which distributions may be in the form of beneficial interests in the Liquidating Trust (as hereinafter defined), all of the assets of the Company to the stockholders. Subject to the terms of the Charter and in connection therewith such officers shall execute all checks, instruments, notices and any and all other documents necessary to effectuate such distribution. The final distribution shall be made no later than the third anniversary of the Effective Date.

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Appendix A

7. Subject to Section 8 below and the Charter, the distributions contemplated by Section 6 above shall be in complete liquidation of the Company and in cancellation of all shares of Common Stock issued and outstanding, and all certificates representing such issued and outstanding shares of Common Stock shall thereupon be canceled. The Board shall make such provisions as it deems appropriate regarding the cancellations, in connection with the making of distributions hereunder, of certificates representing the shares of Common Stock (or certificates evidencing interests in the Liquidating Trust as provided in Section 8 hereof) outstanding.

8. In the event that it should not be feasible, in the opinion of the Board, for the Company to pay, or adequately provide for, all debts and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the liquidation of the Company) at the time the final liquidation distribution is made pursuant to Section 5 hereof, or the Board shall determine that it is not advisable to distribute at such time any of the property then held by or for the account of the Company because such property is not reasonably susceptible of distribution to stockholders or otherwise, the Company shall transfer and assign, at such time as is determined by the Board, to a liquidating trust as designated by the Board (the “Liquidating Trust”) sufficient cash and property to pay, or adequately provide for, all such debts and liabilities and such other property as it shall have determined is appropriate. Upon such transfer and assignment, certificates for shares of Common Stock will be deemed to represent certificates for identical interests in the Liquidating Trust. The Liquidating Trust shall be constituted pursuant to a Liquidating Trust Agreement in such form as the Board may approve and its initial trustees shall be appointed by the Board, it being intended that the transfer and assignment to the Liquidating Trust pursuant hereto and the distribution to the stockholders of the beneficial interest therein shall constitute a part of the final liquidating distribution by the Company to the stockholders of their pro rata interest in the remaining amount of cash and other property held by or for the account of the Company. The initial trustees of the Liquidating Trust may be existing members of the Board or officers of the Company. From and after the date of the Company’s transfer of cash and property to the Liquidating Trust, the Company shall have no interest of any character in and to any such cash and property and all of such cash and property shall thereafter by held by the Liquidating Trust solely for the benefit of an ultimate distribution to the stockholders, subject to any unsatisfied debts, liabilities and expenses. Adoption of the Plan will constitute the approval by the stockholders of the Liquidating Trust Agreement and the appointment of trustees.

9. Upon assignment and conveyance of the assets of the Company to the stockholders, in complete liquidation of the Company as contemplated by the Plan, and the taking of all actions required under the law of the State of Maryland in connection with the liquidation and dissolution of the Company, the appropriate officers of the Company shall execute and cause to be filed with the State Department of Assessments and Taxation of the State of Maryland, and elsewhere as may be required or deemed appropriate, such documents as may be required to dissolve the Company.

10. Adoption of this Plan by holders of two-thirds of the outstanding Common Shares shall constitute the approval of the dissolution of the Company and the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, or with one or more affiliates of the Company, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan. Adoption of this Plan shall also constitute approval of all financing and all other arrangements and agreements that may be made to accomplish the purposes of this Plan as determined by the Board. Nothing in this Plan shall prevent an affiliate of the Company from acquiring any asset of the Company provided that such transaction has been approved by an independent committee of the Board.

11. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

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Appendix A

12. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay to the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by two-thirds of the outstanding Common Shares shall constitute the approval of the holders of the Common Shares of the payment of any such compensation.

13. The Board, or the trustees of the Liquidating Trust, and such officers of the Company as the Board may direct, are hereby authorized to interpret the provisions of the Plan and are hereby authorized and directed to take such further actions, to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the Company and complete the liquidation thereof, including, without limitation, (i) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Company, whether real or personal, tangible or intangible, (ii) the making of any financing or other arrangements or agreements that may be made to accomplish the purposes of this Plan as determined by the Board, (iii) the appointment of other persons to carry out any aspect of this Plan, (iv) the temporary investment of funds in such medium as the Board may deem appropriate, and (v) the modification of this Plan as may be necessary to implement this Plan.

14. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its Charter and any contractual arrangements for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Liquidating Trust. The Board, or the trustees of the Liquidating Trust, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligations and Liquidating Trust’s obligations hereunder. Any Liquidating Trust created pursuant to this Plan shall also indemnify its trustees, employees, agents and representatives to the maximum extent permissible by law, but in no event greater than the extent that the Company may currently indemnify its officers, directors, employees, agents and representatives.

15. The Board may terminate this Plan for any reason. The power of termination shall be exercisable both before and after approval of the Plan by the stockholders of the Company, but such power shall not continue after Articles of Dissolution have been accepted for record by the State Department of Assessments and Taxation of Maryland. Notwithstanding approval of the Plan by the stockholders of the Company, the Board may modify or amend the Plan without further action by the stockholders of the Company but any material amendment to the Plan shall be approved by the affirmative vote of the holders of a majority of the Company’s issued and outstanding Common Shares.

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APPENDIX B

Appraisal Opinion

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APPENDIX B

June 28, 2005

Mr. Douglas Crocker as representative of
The Independent Members of the Board of Directors of Wellsford Real Properties, Inc. c/o Wellsford Real Properties, Inc.
535 Madison Avenue
26th Floor
New York, New York 10022

Re:     Beekman Properties; 9.03 and 14.36 Acre Parcels;

Dear Mr. Crocker:

In accordance with your request, I have completed an appraisal of the above-referenced properties. The purpose of the appraisal is to estimate the market value of the fee simple interest of the subject properties as two separate parcels as of the inspection dates, June 12, 2005 for the 9.03 acre parcel and June 20, 2005 for the 14.36 acre parcel. The report to follow sets forth the most pertinent data gathered, the techniques of valuation, the reasoning leading to the opinion of value, is subject to the enclosed limiting conditions and has been made in conformance to the Code of Professional Ethics and Standards of Professional Conduct of the Appraisal Institute and New York State DEC Appraisal Standards.

The 9.03 acre subject property located on Route 55 is an oddly rectangular shaped parcel of vacant land, zoned C-2, Central Commercial district located in the Town of Beekman. The site is a moderately sloping open field with road frontage on Roue 55.

The 14.36 acre subject property located at 2640 Route 55 is an oddly rectangular shaped parcel of land with a small 660 square foot cottage built in 1940, zoned C-2, Central Commercial district located in the Town of Beekman. The site contains a mix of open fields, some level areas and woodlands. The property contains road frontage on Route 55.

The scope of the appraisal includes a physical inspection of the property, collecting basic background data on the area, neighborhood, and competitive properties, etcetera. As part of this process, local, regional and national economic trends were analyzed, in addition to the local real estate market conditions.

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Beekman Properties
June 28, 2005

Hypothetical Condition Per client request, a 660 square foot wood frame cottage built in 1940 located on the 14.36 acre subject property are ignored in this analysis. The value is based on the hypothetical condition that the improvements do not exist.

Based on an exposure time of approximately twelve months, it is our opinion that the market value estimate of the fee simple interest of the subject properties as of June 12, 2005 for the 9.03 acre tract and June 20, 2005 for the 14.36 acre tract are:

9.03 ACRE TRACT
SIX HUNDRED SIXTY THOUSAND DOLLARS
($660,000)

14.36 ACRE TRACT
ONE MILLION SIXTY THOUSAND DOLLARS
($1,060,000)

This report will contain the descriptive data, reasoning and analysis used to develop the opinions of value of the subject property.

I appreciate the opportunity to be of service in this matter. If you have any questions, please contact me.

Very truly yours,

HUBBELL REALTY SERVICES, INC.

R. Peters Hubbell, Jr., MAI
State Certified Real Estate Appraiser No. 46...3185

HUBBELL REALTY SERVICES, INC.

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APPENDIX C

Review Appraisal

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THE LANDMARK APPRAISAL GROUP, INC.
REAL ESTATE APPRAISERS -- CONSULTANTS

RICHARD D. FERRARONE, MAI, SRA	914-422-3500
RICHARD F. WHITTEMORE, MAI, SRA	914-422-3980

September 14, 2005

Douglas Crocker
As representative of the
Independent Members of the
Board of Directors of Wellsford
Real Properties, Inc. c/o
Wellsford Real Properties, Inc

Re:	Desk Review of Appraisal for properties located at Route 55, (9.03 & 14.36 acre parcels) Town of Beekman Date of Appraisal: 6-12-2005 Date of Review: 8-25-2005

Dear Mr. Crocker:

At your request I have performed a desk review of the appraisals of the above mentioned properties completed by Hubbell Realty Services, Inc. The appraisal gave an adequate description of the subject property and relevant data was presented. Proper adjustments were made and supported and the appropriate appraisal methodology and techniques utilized. The value estimate is reasonable and logical based upon the information presented. The appraisal was accepted without qualifications. The appraisal is in conformance with USPAP and FIERREA Policy.

After you have reviewed the enclosed appraisal review, should you have any questions please do not hesitate to contact me. Thank you.

Respectfully,
The Landmark Appraisal Group, Inc.

/s/ Richard D. Ferrarone

Richard D. Ferrarone MAI, SRA
NY State General Certified R.E. Appraiser

555 E. BOSTON POST ROAD
MAMARONECK NY 10543

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PROXY

WELLSFORD REAL PROPERTIES, INC.
PROXY FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Wellsford Real Properties, Inc., a Maryland corporation (the “Company”), hereby appoints Jeffrey H. Lynford as proxy for the undersigned, with full power of substitution, to attend the 2005 Annual Meeting of Stockholders of the Company to be held on November [__], 2005 at 9:30 a.m., local time, at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 31st floor, New York, NY 10104, and at any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

The undersigned hereby revokes any proxy previously given with respect to such shares. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement each of which are hereby incorporated by reference.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE VOTED FOR EACH OF THE NOMINEES AND FOR PROPOSALS 1 AND 3 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

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PLEASE MARK VOTES AS IN THIS EXAMPLE

1.    The election of the following persons as Directors of the Company to serve for the term set forth in the accompanying Proxy Statement.

Nominees:

Douglas Crocker II		Jeffrey H. Lynford
Mark S. Germain
FOR all nominees
WITHHELD as to all nominees

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FOR all nominees except as noted above

2.    The adoption of the plan of liquidation.

FOR	AGAINST	ABSTAIN

3. The ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2005.

FOR	AGAINST	ABSTAIN

4. To vote and otherwise represent the shares on any other matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof, in their discretion.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

Please sign exactly as name appears hereof and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an officer signing for a corporation, please give full title under signature.

Dated: ________________________________________, 2005

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Signature

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Signature

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.